                                                                   EXHIBIT 10.36




                            STOCK PURCHASE AGREEMENT

                                     AMONG

                           UNITED DENTAL CARE, INC.,

                                  AS PURCHASER

                                      AND

                          FRANK A. PETTISANI, D.D.S.,

                                LISA M. MAZZONE,

                        FRANK A. PETTISANI, JR., D.D.S.,

                               CHARLES A. COSTA,

                                      AND

                                  DONNA COSTA,

                                  AS SELLERS,

                                      AND

                           ORACARE CONSULTANTS, INC.




                                     AS OF
                               SEPTEMBER 5, 1996

                               TABLE OF CONTENTS


ARTICLE 1            DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

       1.1           Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       1.2           Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2            PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

       2.1           Agreement to Sell and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.2           Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.3           Additional Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       2.4           Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       2.5           Earnest Money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       2.6           Covenants During Earn-Out  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3            REPRESENTATIONS AND WARRANTIES OF EACH SELLER  . . . . . . . . . . . . . . . . . . . . . . . . .   5

       3.1           Authority Relative to This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       3.2           Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       3.3           Absence of Breach; No Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 4            REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

       4.1           Due Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       4.2           Subsidiaries/Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       4.3           Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       4.4           Capitalization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.5           Licenses/Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.6           Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       4.7           No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       4.8           No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.9           Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.10          Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.11          Real Property Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.12          Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.13          Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     (a)       Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     (b)       Dentists' Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     (c)       Other Provider Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     (d)       Employer Group Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     (e)       Management Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                     (f)       Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       4.14          Employees, Et Cetera . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13





                                       i
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
       4.15          Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       4.16          Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.17          Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.18          Broker's and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.19          Labor Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.20          Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.21          Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.22          Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       4.23          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       4.24          Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       4.25          Improper Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       4.26          Oracare DPO Agreement and Oracare PA Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  18
       4.27          Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 5            REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . .  19

       5.1           Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       5.2           Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       5.3           Absence of Breach; No Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       5.4           Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       5.5           Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 6            COVENANTS OF THE SELLERS AND THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

       6.1           Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       6.2           Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       6.3           No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       6.4           Conduct of Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       6.5           Permitted Transactions Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.6           Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.7           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.8           Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.9           Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.10          Breach of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.11          No Transfer of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.12          Updating of Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 7            COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

       7.1           Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       7.2           Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       7.3           Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       7.4           Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       7.5           Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       7.6           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





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
ARTICLE 8            CONDITIONS TO OBLIGATIONS OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

       8.1           Conditions to Obligations of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 9            CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

       9.1           Conditions To Obligations of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 10           CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

       10.1          Date of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       10.2          Actions by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (a)       Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (b)       Post-Closing Escrow Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (c)       Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       10.3          Actions by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (a)       Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (b)       Post-Closing Escrow Account. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (c)       Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (d)       Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       10.4          Post-Closing Escrow Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 11           SURVIVAL OF REPRESENTATIONS
                     AND WARRANTIES; INDEMNITY; POST-CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . .  32

       11.1          Representations and Warranties to Survive  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       11.2          Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (a)       Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (b)       Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       11.3          Indemnity Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       11.4          Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (a)       General Threshold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                     (b)       Time Limits for Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                     (c)       Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       11.5          Remedies; Default; Notice and Cure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       11.6          Severance Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       11.7          Change of Control Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 12           TERMINATION; WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

       12.1          Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     (a)       Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     (b)       By Purchaser or Sellers: Condition Precedent . . . . . . . . . . . . . . . . . . . . .  36
                     (c)       By Purchaser or Sellers: Representations, Warranties and Covenants . . . . . . . . . .  36





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
       12.2          Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 13           CERTAIN DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

       13.1          Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.2          Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.3          Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.4          Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.5          Closing Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.6          Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.7          Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.8          Counsel to Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.9          Counsel to Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       13.10         ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       13.11         GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       13.12         Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       13.13         Multiemployer Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       13.14         Net Income of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       13.15         Payables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       13.16         PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       13.17         Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       13.18         Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       13.19         Welfare Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 14           NON-COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

       14.1          Covenant Not to Compete; Non-Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       14.2          Non-Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       14.3          Nondisparagement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.4          Reasonableness; Reformation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.5          Remedies for Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 15           ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

       15.1          Arbitration Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                     (a)       Step One . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                     (b)       Step Two . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                     (c)       Step Three . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       15.2          Self-Execution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       15.3          Arbitrator's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       15.4          Rules Governing Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       15.5          Entry of Award . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       15.6          Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       15.7          Non-Applicability to Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44


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
ARTICLE 16           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

       16.1          Further Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       16.2          Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       16.3          Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       16.4          Binding Effect/Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       16.5          Exhibits/Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       16.6          Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       16.7          Headings/Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       16.8          Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       16.9          Attorney's Fees and Costs.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       16.10         Coordination with OraCare DPO Agreement and OraCare PA Agreement . . . . . . . . . . . . . . . .  47
       16.11         Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       16.12         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       16.13         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47



LIST OF EXHIBITS

Exhibit A            -         Share Ownership of Sellers
Exhibit B            -         Combined Earnings Statement
Exhibit C            -         Earnest Money Escrow Agreement
Exhibit D            -         Release
Exhibit E-1          -         Costa Employment Agreement
Exhibit E-2          -         Mazzone Employment Agreement
Exhibit F            -         Post-Closing Escrow Agreement


LIST OF SCHEDULES

Schedule 2.3               -      Combined Earnings Statements
Schedule 4.5               -      Licenses, Etc.
Schedule 4.8               -      Undisclosed Liabilities
Schedule 4.9               -      Title Encumbrances
Schedule 4.10              -      Litigation
Schedule 4.11              -      Real Property Leases
Schedule 4.12              -      Intellectual Property
Schedule 4.13A             -      Material Contracts
Schedule 4.13B             -      Dental Provider Contracts
Schedule 4.13C             -      Other Provider Contracts
Schedule 4.13D             -      Employer Group Contracts
Schedule 4.13E             -      Management Contracts
Schedule 4.14              -      Employees, Etc.

Schedule 4.15              -      Employee Benefit Plans
Schedule 4.16              -      Receivables
Schedule 4.17              -      Payables
Schedule 4.20              -      Insurance
Schedule 4.21              -      Consents
Schedule 4.22              -      Environmental Matters
Schedule 4.23              -      Taxes
Schedule 4.24              -      Transactions with Affiliates
Schedule 8.1               -      Debt

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made as of the 5th day of September, 1996 (the "Effective Date") by and among United Dental Care, Inc., a Delaware corporation ("Purchaser"), Frank A. Pettisani, D.D.S., Lisa M. Mazzone, Frank A. Pettisani, Jr., D.D.S., Charles A. Costa, and Donna Costa (collectively referred to herein as the "Sellers" and individually as a "Seller"), and OraCare Consultants, Inc., a New Jersey Corporation (the "Company").

         WHEREAS, the Sellers each own the respective number of shares of Common Stock of the Company set forth opposite the name of each respective Seller in Exhibit A attached hereto (all of such shares being collectively referred to herein as the "Shares"); and

         WHEREAS, the Shares represent all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, the Sellers represent all the stockholders of the Company; and

         WHEREAS, simultaneously with the execution and delivery of this Agreement, the Purchaser and Frank A. Pettisani, D.D.S. have entered into (a) that certain Stock Purchase Agreement (the "Oracare DPO Agreement") relating to the acquisition by Purchaser of all the issued and outstanding capital stock of Oracare DPO, Inc., a New Jersey corporation ("Oracare DPO") and (b) that certain Stock Purchase Agreement (the "Oracare PA Agreement") relating to the acquisition by Purchaser of all the issued and outstanding capital stock of Oracare Dental Associates, P.A., a New Jersey professional association ("Oracare PA"); and

         WHEREAS, Oracare DPO and Oracare PA are affiliates of the Company and Frank A. Pettisani, D.D.S. is the sole shareholder of Oracare DPO and Oracare PA; and

         WHEREAS, the parties intend that each of this Agreement, the Oracare DPO Agreement and the Oracare PA Agreement shall be consummated subject to and simultaneously with the consummation of all of such agreements; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, the parties hereby agree as follows:

                                   ARTICLE 1
                            DEFINED TERMS/SCHEDULES

       1.1 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

       1.2 Schedules. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule. It is specifically acknowledged by the parties hereto that certain agreements and documents listed on the Schedules are not to be delivered herewith, but were previously or will be delivered or made available to Purchaser or its representatives in connection with the due diligence investigation of the Company conducted by Purchaser and its representatives prior to Closing (hereinafter defined). All such agreements and documents made available or delivered to Purchaser by the Company and the Sellers shall be originals or true and correct copies of the originals of all such agreements and documents. Each Schedule and the agreements and documents expressly listed in each Schedule shall be considered a part hereof as if set forth herein in full; provided, however, that the representations and warranties of Sellers set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in the Schedules unless and only to the extent that the qualification, modification, exception or limitation to any representation and warranty of the Sellers is expressly set forth on the face of a Schedule.


                                   ARTICLE 2
                               PURCHASE AND SALE

       2.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, the Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, "Claims").

       2.2 Purchase Price. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, the Purchaser shall pay as consideration for the Shares an aggregate purchase price in an amount equal to Twenty-Eight Million Five Hundred Ninety-Three Thousand Seven Hundred Fifty and No/100ths Million Dollars ($28,593,750.00) less, however, the reduction to such amount applicable pursuant to the provisions of Section 8.1(g) of this Agreement (as so adjusted, the "Purchase Price") as follows:

                 (a) That portion of the Purchase Price as indicated in Exhibit A in respect of each Seller (or, if less, the Purchase Price) of the Purchase Price shall be paid at Closing by certified or cashier's check (or by wire transfer in accordance with Sellers' directions given to Purchaser not less than two (2) business days prior to the Closing Date); and

                 (b) The balance of the Purchase Price, if any, shall be paid by the execution and delivery by Purchaser of a promissory note (the "Note") in such principal amount with the following provisions:

                 (i)      each Note shall be payable on January 2, 1997;

                 (ii) the payment obligation under each Note shall be absolute and unconditional and shall not be subject to any defenses, set-off or counterclaims by Purchaser, including, without limitation, any set-off or counterclaim from any breach of warranty of the Sellers under this Agreement;

                 (iii) each Note shall bear interest at a rate one-quarter percent (.25%) less than the interest rate at which Purchaser can invest such funds on the Closing Date, which interest shall be payable on the maturity date of the Note;

                 (iv) Sellers shall be entitled to their reasonable costs of collection under the Note (including counsel fees) in the event of default by Purchaser and the Note shall not be subject to any provision for arbitration;

                 (v) each Note shall be secured by an irrevocable standby letter of credit issued by NationsBank of Texas, N.A. in an amount equal to the principal amount of the Note, all costs and expenses of such letter of credit to be paid at or prior to Closing by Sellers; and

                 (vi) each Note shall contain such other usual and customary provisions of a note of similar type and purpose.

       2.3 Additional Payments. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, the Purchaser shall also, in addition to the payment of the Purchase Price at the Closing, pay to the Sellers the following (the "Additional Payments"), to-wit:

                 (a) On or before March 31, 1998, the Purchaser shall pay to the Sellers an amount equal to the product of five (5) times the Combined Earnings of the Company (as defined in Exhibit B) for the calendar year ended December 31, 1997, in excess of $3,478,000; provided, however, that such payment shall be limited to and not exceed a maximum payment of $4,000,000.

                 (b) On or before March 31, 1999, the Purchaser shall pay to the Sellers an amount equal to the product of four (4) times the Combined Earnings of the Company for the calendar year ended December 31, 1998 in excess of the greater of $3,478,000 or the actual Combined Earnings of the Company for the calendar year ended December 31, 1997; provided, however, that such payment shall be limited to and not exceed a maximum payment equal to the lesser of either $4,000,000 or an amount equal to $6,000,000 less the Additional Payment made with respect to the Combined Earnings of the Company for the 1997 calendar year under Section 2.3(a) above. In no event shall the total of the Additional Payments with respect to the Combined Earnings for both the 1997 and 1998 calendar years exceed $6,000,000 in the aggregate.

                 (c) With each Additional Payment, the Purchaser shall deliver to the Sellers a statement (the "Combined Earnings Statement") setting forth the Combined Earnings of the Company for the respective calendar year to which the Additional Payment relates. The Combined Earnings Statement shall be calculated and prepared in accordance with the definitions, principles and procedures set forth in Exhibit B.

                 (d) Within thirty (30) business days after delivery of the Combined Earnings Statement by Purchaser, Sellers may deliver written notice (the "Protest Notice") to Purchaser of any objections, and the basis therefor, which the Sellers may have to the Combined Earnings Statement. The failure of Sellers to deliver such Protest Notice within the prescribed time period will constitute the acceptance of the Combined Earnings Statement as delivered by Purchaser to the Sellers, unless such acceptance is induced by fraud of the Purchaser. Upon request, Purchaser shall provide to Sellers all information reasonably necessary to explain and support the calculations performed by Purchaser in the Combined Earnings Statement (including, without limitation, all its work and other papers relative to the preparation of such Combined Earnings Statement). Sellers shall also have the right at their expense to audit the records of the Company upon which such Combined Earnings Statement was based during normal business hours at the premises of the Company and to conduct interviews of employees with knowledge of such matters at the Company premises in the presence of a representative of Purchaser. During the thirty (30) days following receipt of a Protest Notice by Purchaser, Purchaser and Sellers shall attempt to resolve any disagreement with respect to the Combined Earnings Statement. If, at the end of such thirty (30) day period, Purchaser and Sellers shall have failed to resolve the disagreement specified in the Protest Notice, the items in dispute shall be referred to an accounting firm of national reputation as may be agreed to by the parties (the "Arbitrator") for final determination on an expedited basis, but not exceeding forty-five (45) days. This provision for arbitration shall be specifically enforceable by the parties and the determination of the Arbitrator in accordance with the provisions hereof shall be final and binding upon Purchaser and Sellers with no right of appeal therefrom, other than as permitted under applicable statutory or common law regarding the appealability of arbitration. No court shall have jurisdiction over this dispute, other than to (i) enforce the appointment of an arbitrator should the parties be unable to agree, (ii) resolve disputes concerning the exchange or access to information under this provision arising prior to the appointment of an arbitrator (the filing of such an action shall toll the deadlines set forth herein) and (iii) confirmation of any arbitration award. The fees and expenses of the Arbitrator shall be paid by the party whose last proposed offer for settlement of the items in dispute, taken as a whole, was farther away from the final determination of the Arbitrator. Purchaser and Sellers agree that within five (5) days after the final determination of the Combined Earnings Statement and the Additional Payment as provided in this Section 2.3, the Purchaser shall pay any underpayment to Sellers, or Sellers shall refund any overpayment to Purchaser, as the case may be.

       2.4 Allocation of Purchase Price. Purchase Price and the Additional Payments shall be allocated and payable to each Seller in accordance with the respective percentage of the Shares owned by each Seller as shown on Exhibit A.

       2.5 Earnest Money. Simultaneously with the execution and delivery of this Agreement, Purchaser shall deposit the sum of Three Hundred Thousand Dollars ($300,000.00) as earnest money (the "Earnest Money") with Prudential Securities (the "Escrow Agent") to be held in trust pursuant to the terms and conditions of that certain Earnest Money Escrow Agreement, a copy of which is attached hereto as Exhibit C (the "Escrow Agreement"). The Escrow Agreement shall be executed and delivered by the parties thereto simultaneously with the execution and delivery of this Agreement. It is expressly agreed that the Earnest Money shall be applied strictly in accordance with the terms of the Escrow Agreement.

       2.6 Covenants During Earn-Out. Purchaser and the Company agree that, until December 31, 1998, the Purchaser and the Company shall not:

                 (i) divert to any significant extent the attention of or use the efforts of, any of the officers or key employees of the Company (including Ronald Mazzone) to or for matters unrelated to the Company; or

                 (ii) use to any significant extent the assets, offices, facilities or personnel of the Company for matters unrelated to the Company.


                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF EACH SELLER

       Each Seller, severally and not jointly, represents and warrants to Purchaser that, as of the Effective Date and as of the Closing Date:

       3.1 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms. The other agreements to be executed and delivered by the Seller pursuant to this Agreement will be valid and binding agreements of the Seller enforceable in accordance with their respective terms when so executed and delivered by the Seller.

       3.2 Title to Stock. Each Seller is the unconditional sole legal, beneficial, record and equitable owner of the Shares, free and clear of any and all Claims. At the Closing, each Seller will convey to Purchaser valid and marketable title to the Shares owned by each Seller as set forth on Exhibit A, free and clear of any and all Claims.

       3.3 Absence of Breach; No Consent. The execution, delivery, and performance of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement by the Seller does not and will not: (i) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority which affects or binds the Seller or the Shares owned by such Seller, (ii) conflict with or result in a breach of or default under any indenture, loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which the Seller or the Shares are bound, or (iii) except for the consents reflected in Schedule 4.21, require the authorization, consent, approval or license of any third party or entity.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

       In addition to the representations and warranties made in Article 3, the Sellers, jointly and severally, represent and warrant to Purchaser that, as of the Effective Date and as of the Closing Date:

       4.1 Due Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with all requisite corporate power and authority to conduct its respective business operations as now being conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in the State of Pennsylvania. There are no other jurisdictions where the nature of the business operations of the Company require the Company to so qualify and where the failure to be so authorized would have a material adverse effect on the business or operations of the Company. Sellers have delivered to Purchaser complete and correct copies of the articles of incorporation and bylaws of the Company as amended to and in effect on the Effective Date. The Company is not in violation of any term or provision of its articles of incorporation or bylaws.

       4.2 Subsidiaries/Investments. The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not possesses any other right or obligation to purchase any equity or other investment in, and is not a partner of or joint venturer with, any other person or entity.

       4.3       Due Authorization.  Except for the consents reflected on
Schedule 4.21, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which either the Sellers or the Company are or will be a party does not, on the date hereof, and will not, on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to the Company or any Subsidiary; (ii) to the knowledge of the Sellers, violate any law, rule or regulation, or any decree or judgment of any court or governmental authority binding on the Company; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the Shares or any of the assets of the Company under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which the Company is a party, or by which the Company or its assets is bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company; (v) violate or conflict with any provision of the articles of incorporation or bylaws of the Company and (vi) has been duly authorized by all requisite corporate action of the Company.

       4.4 Capitalization of the Company. The authorized capital stock of the Company consists of Two Thousand Five Hundred (2,500) shares of Common Stock, no par value per share, of which One Thousand (1,000) shares are validly issued and outstanding, fully paid, and nonassessable. All of the outstanding shares of common stock of the Company are owned beneficially and of record by the Sellers as set forth in Exhibit A. The Company has provided to the Purchaser a correct and complete copy of the stock registry of the Company listing all stockholders of the Company and the outstanding share certificates and total number of shares issued to each stockholder of the Company. The Company has no other capital stock authorized for issuance and has no treasury shares. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock or any other security constituting, or convertible or exchangeable into, capital stock of the Company. Since the date of the Company Balance Sheet (as defined in Section 4.6 below), no shares of the Company's capital stock, no options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating the Company to issue shares of capital stock, and no other securities or instruments convertible or exchangeable into shares of capital stock, have been executed or issued by the Company. The Company has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding capital stock or any capital stock of the Company to be issued in the future. The Company is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Effective Date.

       4.5 Licenses/Compliance with Law. The Company has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its respective business as such is presently being conducted. Schedule
4.5 contains a list and description of all authorizations, certificates of authority, licenses and permits, including those granted or derived from governmental sources, issued or granted to the Company. For the proper conduct of its business, the Company is not required to obtain any additional certificates of authority, permits, licenses or similar authorizations from any governmental authority other than has already obtained as listed on Schedule
4.5. There are no pending or, to the knowledge of the Sellers, threatened legal, administrative, arbitration or other actions, notices, or proceedings nor any pending or, to the knowledge of the Sellers, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of the Company as authorized by the authorizations, certificates of authority, licenses and permits set forth on Schedule 4.5 and as presently conducted by the Company. The Company has made all filings with governmental agencies required for the conduct of its respective business. There are no judgments against the Company, and no orders, rules, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which the Company is bound or to which the Company is subject. The Company has not entered into or is subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance or other similar law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any insurance or other similar law or the enforcement of any such law. Neither the Company's operations nor any of the assets owned, leased, occupied or used by the Company in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local insurance, health maintenance organization, or prepaid dental plan codes, laws, rules or regulations or, to the knowledge of Sellers, federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations, and the Company has not received any notice of alleged violations thereof.

       4.6 Financial Statements. The Company has delivered to Purchaser a copy of (i) the unaudited combined financial statements of the Company (and Oracare DPO, Oracare PA, Oracare Investors and Oracare Dental Labs, Inc.) as of December 31, 1993 and the audited combined financial statements of the Company and the other entities collectively included in such financial statements with the Company as of December 31, 1994 and 1995 consisting in each case of a combined balance sheet at each such respective date, and the related combined statements of income, changes in stockholders' deficiency and cash flows for the applicable twelve (12) month period then ended; (ii) unaudited combined financial statements of the Company as of June 30, 1996 (the "Balance Sheet Date") consisting of a combined balance sheet at such date (the "Company Balance Sheet") and the related combined statements of income, changes in stockholders' equity and cash flows for the applicable month and year-to-date period then ended; (iii) unaudited financial statements of the Company as of December 31, 1993, 1994 and 1995 consisting in each case of a balance sheet at each such respective date and the related statements of income, changes in stockholder's equity and cash flows for the applicable twelve (12) month period then ended; and (iv) unaudited financial statements of the Company as of June 30, 1996 consisting of a balance sheet at such date and the related statements of income changes in stockholder's equity and cash flows for the applicable month and year-to-date period then ended. Complete and accurate copies of all such financial statements (the "Financial Statements") have been delivered to Purchaser. The combined Financial Statements include the assets and results of operations of all businesses engaged in the dental benefits industry in which the Sellers individually or in the aggregate own any interest except solely for the business conducted as an individual licensed professional dental provider personally rendering dental services.

       The Financial Statements present fairly in all material respects the combined financial position of the Company and the other entities collectively included in such combined financial statements with the Company, and the combined results of the operations, changes in stockholders' equity and cash flows of the Company and the other entities collectively included in such financial statements with the Company, as of the respective dates thereof and for the respective periods covered thereby, in conformity with generally accepted accounting principles ("GAAP"). Except as set forth in the Company Balance Sheet included in the Financial Statements, as of the Balance Sheet Date there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a combined balance sheet of the Company and the other entities collectively included in such financial statements with the Company which have not been so set forth in the Company Balance Sheet. The Financial Statements were prepared from the books and records of the Company and the other entities collectively included in such financial statements with the Company. There are no assets shown on the Company Balance Sheet which are valued thereon at an amount materially in excess of their fair value as of the Balance Sheet Date. At the Balance Sheet Date, the Company or the other entities (other than Oracare Investors) included therein owned each of the assets included in the Company Balance Sheet. From the date hereof through the Closing Date, the Company will continue to prepare monthly and year-to-date unaudited financial statements on the same basis and will promptly deliver the same to Purchaser. The foregoing representations will be applicable to all such monthly unaudited financial statements so prepared and delivered; provided, however, that such unaudited financial statements shall be subject to normal year-end adjustments, none of which will be material.

       4.7 No Adverse Change. Except as otherwise expressly contemplated by this Agreement, since the Balance Sheet Date, the business of the Company has been conducted only in the ordinary course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of the Company (financial or otherwise) exclusive of any general economic factors affecting the prepaid dental plan industry in general; (ii) any material loss or damage (whether or not covered by insurance) to any of the assets of the Company which materially affects or impairs the ability of the Company to conduct its business as previously conducted or any other event or condition of any character which has materially and adversely affected the business or operations of the Company; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of the Company; (iv) any sale or transfer of any material portion of the assets of the Company; (v) any material changes in the terms of any material contract of the Company; (vi) any material change in the accounting systems, policies or practices of the Company; (vii) any waiver by or on behalf of the Company of any rights which have any material value; (viii) no taking under condemnation or right of eminent domain of any of the assets of the Company; (ix) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by the Company; (x) any redemption, repurchase, or other acquisition of any of its capital stock by the Company, or any issuance of capital stock of the Company or of securities convertible into or rights to acquire any such capital stock; (xi) any dividend or distribution declared, set aside or paid on capital stock of the Company; (xii) any transfer or right granted by the Company of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; (xiii) any sale or other disposition of any material asset of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of the Company, or any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business; (xiv) any default or breach by the Company in any material respect under any contract, license, or permit; or (xv) any material increase in the statutory reserves required to be maintained by the Company. Except as set forth on Schedule 4.7, since the Balance Sheet Date, the Company has conducted its business only in the ordinary and usual course of business and, without limiting the foregoing, no changes have been made in (i) employee compensation levels other than usual and customary annual adjustments, (ii) the manner in which employees of the Company are compensated, (iii) supplemental benefits provided to any employees, or (iv) the employment of any employees of the Company.

       4.8 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing the outstanding debt of the Company, as amended to and in effect on the Effective Date, have been delivered to Purchaser by the Company. The Company has no liabilities which are not adequately reflected or reserved against on the face of the Company Balance Sheet, except liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), assets or business of the Company. Schedule 4.8 hereto sets forth each liability of the Company in an amount in excess of $10,000 and each person to whom the aggregate amount of liabilities owed to such person by the Company exceeds $10,000.

       4.9       Title to and Condition of Properties.  Except as disclosed in
Schedule 4.9 hereto, the Company has good, marketable, and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all of the assets reflected on the Company Balance Sheet and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges except as disclosed in Schedule 4.9. The Sellers do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which any Seller or the Company has notice, that would materially affect the ability of the Company to utilize each of such assets in its business. The Company has not received any notices of default or other violations from any mortgagee regarding any properties leased by the Company which defaults or violations have not been cured prior to the Effective Date. Schedule 4.9 hereto also contains a copy of the asset depreciation schedules of the Company. The assets now owned by the Company constitute all assets reasonably necessary to enable Purchaser to conduct the business and operations of the Company on substantially the same terms as such business has been conducted historically. Except as disclosed in
Schedule 4.9, all such assets are well maintained and in good operating condition, except for normal wear and tear.

       4.10 Litigation. Except as set forth on Schedule 4.10 hereto, (i) no material investigation or review by any governmental entity with respect to the Company is pending or, to the knowledge of the Sellers, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same; and (ii) there is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Sellers, threatened against or affecting the Company to which the Company is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. The Company is not now, and has not been, a party to any injunction, order or decree restricting the method of the conduct of its business or the marketing of any of its products or services.

       4.11 Real Property Leases . Schedule 4.11 lists all leases of real property to which the Company is a party (the "Real Property Leases").
Accurate and complete copies of the Real Property Leases, as amended to the Effective Date, have been delivered to Purchaser. Except as disclosed on
Schedule 4.11, to the knowledge of the Sellers, all land, buildings, facilities and other structures and improvements subject to the Real Property Leases are in compliance with any applicable zoning, environmental or health laws and regulations or any other similar law, statute, regulation or ordinance. The Company is the lessee and in peaceful and undisturbed possession of the property subject to the Real Property Leases. To the knowledge of the Sellers, all covenants or other restrictions (if any) to which any of the property leased to the Company pursuant to the Real Property Leases are being properly performed and observed in all material respects by the Company, and the Company has not received any notice of violation (or claimed violation) thereof which has not been resolved. The Company has delivered to Purchaser true, correct and complete copies of all reports or audits of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property Leases. There is no pending or, to the knowledge of the Sellers, any threatened proceeding or governmental action to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the property subject to the Real Property Leases which is material to the operations of the Company as presently conducted. The Company does not own any real property.

       4.12 Intellectual Property. Schedule 4.12 is an accurate and complete list of all tradenames that the Company uses in its business operations. Such tradenames are owned by Frank A. Pettisani, D.D.S. and licensed by him to the Company for its use. Except as reflected on Schedule 4.12, the Company has no United States and foreign patents, patent applications, patent licenses, trademarks, and service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by the Company and utilized by the Company in the business or operations of the Company as presently conducted. There is no adverse claim against the Company, or to the knowledge of the Sellers, any threatened litigation or claim of infringement. Except as set forth on Schedule 4.12, to the knowledge of the Sellers, the Company does not utilize any intellectual or proprietary trade secret information which infringes any trademark, tradename, service mark, copyright or patent of another, and the Company has not received any notice contesting its right to use any trade name now used by it in connection with its business or the operation thereof. The Company has not granted any license to a third party in respect of any intellectual property.

       4.13      Contracts.

                 (a) Material Contracts. Schedule 4.13A lists all material contracts or agreements of the following types to which the Company is a party or by which the Company is bound:

                 (i)      other than the contracts described in subparagraphs
       (b) and (c) below any contract or agreement with a dentist or other health provider or any partnership or professional association or corporation owned by dentists or other health providers and any contract or agreement with any indemnity insurers, health maintenance organizations or other prepaid dental plans;

                 (ii) any contract or agreement which is not terminable upon thirty (30) days or less notice or which obligates the Company to the payment of more than $10,000 including, without limitation, loan agreements;

                 (iii) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets having a value in excess of $25,000;

                 (iv) any power of attorney (other than routine powers given to governmental officials authorizing service of process);

                 (v)      any lease of personal property;

                 (vi) any guaranty, suretyship agreement or other agreement relating to any contingent liability.

                 (vii) any contract with an independent agent or broker who sells the prepaid dental plans of the Company;

                 (viii) any contract or agreement with independent consultants;

                 (ix) any contract or agreement among the stockholders of the Company;

                 (x) any contract or agreement restricting the method by which the Company conducts its business or the marketing of any of its products or services; and

                 (xi) any contract or agreement between the Company or any stockholder or between the Company and any affiliate of the Company or a stockholder of the Company.

                 (b) Dentists' Contracts. Schedule 4.13B (i) includes copies of representative forms of all dentist and other dental provider agreements to which the Company is a party and (ii) lists all dentist and other dental provider agreements executed by the Company. Except for any agreement as to which a copy thereof is specifically included as a part of Schedule 4.13B, the agreements listed in Schedule 4.13B are in all material respects in the same form as one of the representative forms of such agreements provided as a part of Schedule 4.13B.

                 (c) Other Provider Contracts. Schedule 4.13C (i) includes copies of representative forms of all other health provider agreements to which the Company is a party and (ii) lists all other health provider agreements executed by the Company. Except for any agreement as to which a copy thereof is specifically included as a part of Schedule 4.13C, all of the agreements listed in Schedule 4.13C are in all material respects in the same form as one of the representative forms of such agreements provided as a part of Schedule 4.13C.

                 (d) Employer Group Contracts. Schedule 4.13D (i) includes copies of representative forms of all employer group agreements to which the Company is a party and (ii) lists the top 25 employer group agreements to which the Company is a party and the number of participants for each such employer. Except for any agreement as to which a copy thereof is specifically included as a part of Schedule 4.13D, all of the agreements listed in Schedule 4.13D are in all material respects in the same form as one of the representative forms and such agreements provided as a part of Schedule 4.13D.
Schedule 4.13D also sets forth the premium rates for the largest twenty (20) in revenues of the employer group agreements in each state in which the Company conduct business operations and the monthly premium revenues of each employer group agreement listed in Schedule 4.13D.

                 (e) Management Contracts. Schedule 4.13E sets forth all management, marketing, administrative services, data processing and third party administration contracts to which the Company is a party.

                 (f) Copies. True and correct copies of all such contracts referred to in Schedules 4.13A, 4.13B, 4.13C 4.13D, and 4.13E have been made available for inspection by Purchaser and, except to the extent disclosed on Schedules 4.13A, 4.13B, 4.13C, 4.13D, and 4.13E, as of the date of this Agreement, (i) all of the contracts listed on such Schedules are in full force and effect, (ii) the Company has not received any notice of cancellation with respect to any such contract or been advised that the other party thereto intends to cancel any such agreement, (iii) there are no material outstanding disputes under such contracts, (iv) each such contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no material defaults under any of such contracts, and
(vi), to the knowledge of the Sellers, to the extent required by any law or regulation have been filed with and approved by all governmental regulatory agencies.

       4.14 Employees, Et Cetera. Schedule 4.14 hereto lists in accurate and complete detail all employees of the Company as of the Effective Date, their job titles, annual rates of compensation, a description of any severance pay arrangements, if any. Except as shown on Schedule 4.14, the Company is not bound by any written contract of employment with any of its employees and all oral employment contracts are terminable at will, subject to applicable law, or by any consulting or similar agreements. The Company is not a party to any employment or other agreement, whether written or oral, pursuant to which the Company has agreed to make a loan to, or guarantee any loan of, any employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding except as reflected in Schedule 4.14. Except as listed on
Schedule 4.14 or Schedule 4.15 hereof, the Company has no Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees. The Company has complied with all requirements of Sections 6001 through 6008 of the ERISA and
Section 4980B of the Code with respect to itself and its employees. The Company is not bound, and following the Closing will not be bound, by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in the written agreements identified in Schedule 4.15.

       4.15      Employee Benefit Plans.  Except as disclosed in Schedule 4.15:

                 (a) The Company does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, except as a described on Schedule 4.15, nor is the Company presently, or has it ever been, a participating employer in any Multiemployer Plan.

                 (b) With respect to each Pension Plan and each Welfare Plan listed on Schedule 4.15, to the knowledge of the Sellers: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither the Company nor any Subsidiary nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject the Company to any material tax or any material penalty imposed by ERISA or the Code; (iii) neither the Company has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) the Company has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not any pending or, to the knowledge of the Sellers, threatened claim by or on behalf of any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

                 (c) There has been no termination of any Pension Plan or Welfare Plan by the Company that has occurred during the five-year period ending on the date hereof.

                 (d) The Company has no knowledge of any material liability being incurred under Title IV of ERISA by the Company with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Company, within the meaning of Sections 414(b) or (c) of the Code.

                 (e) No Welfare Plan listed on Schedule 4.15 is funded with a trust or other funding vehicle, other than insurance policies.

                 (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is maintained, administered, and operated in accordance with all applicable laws, including but not limited to, ERISA and the Code.

                 (g) Each Pension Plan listed on Schedule 4.15 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of the Sellers, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

                 (h) No bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 4.15 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Internal Revenue Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of the Company and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered to Purchaser by the Company.

       4.16 Receivables. To the knowledge of the Sellers, all Receivables of the Company whether or not reflected in the Company Balance Sheet, represent transactions in the ordinary course of business, and, except as disclosed on
Schedule 4.16, are current and collectible net of any reserves therefor shown on the Company Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Schedule 4.16 consists of an aged accounts receivable report of the Company on a summary basis as of June 30, 1996.

       4.17 Accounts Payable. The accounts payable reflected on the Company Balance Sheet and those reflected on the books of the Company at the time of the Closing will reflect all material amounts owed by the Company in respect of trade accounts due and other Payables as required by GAAP to be identified on such Company Balance Sheet or in the books of the Company. Except as set forth on Schedule 4.17, to the knowledge of the Sellers, no account payable of the Company is past due or otherwise in default by the Company.

       4.18 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, the Sellers or the Company is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby except for Ridge Capital Corporation. Sellers shall pay and be responsible for all commissions or fees due to Ridge Capital Corporation as a result of the consummation of the transactions contemplated by this Agreement.

       4.19 Labor Practices. The Company has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, there is no pending or, to the knowledge of the Sellers, threatened labor dispute, strike or work stoppage affecting the Company's business, nor has there been any of the same or any labor union organizing activity relating to the Company within the last three (3) years.

       4.20 Insurance. Schedule 4.20 lists all insurance policies and coverages maintained by or for the Company including but not limited to real and personal property insurance, workers' compensation insurance and medical malpractice and professional liability insurance. Schedule 4.20 lists all insurance claims submitted in connection with property damage or medical malpractice involving the Company for the latest three (3) years.

       4.21 Consents. Except as set forth in Schedule 4.21 hereto, no consents, approvals, or authorizations of any person, entity or governmental agency are required in connection with the sale of the Shares and the consummation of the transactions contemplated by this Agreement. Unless Purchaser deems it inadvisable to seek any such consent, approval or authorization (except with respect to any consent, approval or authorization lawfully required to consummate this transaction) and so advises the Company in writing, the Company will apply for or otherwise seek, and use their reasonable best efforts to obtain, all consents, approvals and authorizations of all governmental entities (other than applications for approval of a change of control required to be filed in each state where the Company holds a certificate of authority to operate a prepaid dental plan which shall be the responsibility of Purchaser to prepare, file and obtain) and of all parties with whom the Company has contractual or other relationships whose consent or approval are necessary for the valid and effective consummation and completion of the transactions contemplated hereby or are necessary in order that the Company may validly, lawfully and effectively perform and carry out its obligations hereunder without becoming in default under any agreement with any party or subjecting the Company to any claim or penalty due to the failure to obtain such consent which would have a materially adverse effect on the business or operations of the Company. With respect to any such consents which Purchaser requests the Company not to seek as provided above, the Company will cooperate with Purchaser to provide for Purchaser the benefits under any such agreement (including enforcement thereof) at the sole cost and for the benefit of Purchaser, and Purchaser will assume liabilities associated therewith. Following the Effective Date, the Company will use its reasonable best efforts to obtain all consents specifically identified by Purchaser as reasonably necessary to continue the uninterrupted operation of the business of the Company.

       4.22      Environmental Matters.  Except as disclosed on Schedule 4.22,
(a) the Company has not received any notice from any governmental authority or private person or entity advising it that the operation of the Company's business is in violation of any environmental law or any applicable environmental permit or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath the property subject to the Real Property Leases; and (b) to the knowledge of the Sellers, the Company is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

       4.23 Taxes. All federal, state and other tax returns and reports of the Company required by law to be filed have been prepared and properly filed or valid extensions have been obtained, and, except as set forth on
Schedule 4.23, all taxes, charges, fees, duties, levies or other assessments which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions ("Taxes") imposed upon the Company or any Subsidiary or any of its properties, assets or income which are due and payable or claimed by any taxing authority to be due and payable have been paid or reserved for. The liability for accrued taxes as shown in the Company Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods prior to the Balance Sheet Date and all years and periods prior thereto and for which the Company may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). The Company utilizes the cash method of accounting for tax purposes.

       Except as set forth on Schedule 4.23, there are no claims for Taxes pending against the Company, and the Sellers do not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Internal Revenue Service (the "Service") or any other taxing authority.

       Except as set forth on Schedule 4.23, the Federal income tax returns of the Company have not been examined or audited by the Service. Except as set forth on Schedule 4.23, no material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company which, by application of similar principles, could be expected to result in a proposed adjustment to the liability of the Company for taxes for any other period not so examined.

       The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. Except as disclosed in Schedule 4.23, the Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the taxes of any person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

       Since its inception, the Company has made an election to be an S Corporation under Subchapter S of Subtitle A, Chapter 1 of the Code and has at all times until the Closing Date satisfied all requirements for such election.

       The Company has paid or are withholding and have or will pay when due to the proper taxing authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, medicare or other similar Taxes programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of the Company.

       4.24 Transactions With Affiliates. Except as set forth in Schedule 4.24, there are no loans, leases, agreements, contracts or other transactions between the Company and any present or former stockholder, director or officer of the Company, or any member of such stockholder's, director's or officer's immediate family. Except as set forth in Schedule 4.24, no stockholder, director or officer of the Company nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of the Company or any organization which has a material contract or arrangement with the Company.

       4.25 Improper Payments. To the knowledge of the Sellers, neither the Company, nor any director, officer, employee or agent of the Company has made any improper bribes, kickbacks or other payments on behalf of the Company to, or received any such payments from, customers, vendors, suppliers or other persons contracting with the Company.

       4.26 Oracare DPO Agreement and Oracare PA Agreement. Each of the representations and warranties of the Sellers contained in the Oracare DPO Agreement and the Oracare PA Agreement are true and correct in all respects. Such representations and warranties are incorporated herein and shall constitute a part of the representations and warranties of the Sellers under this Article 4 of this Agreement.

       4.27 Full Disclosure. To the knowledge of the Sellers, this Agreement and the documents, certificates, and other writings furnished or to be furnished by or on behalf of Sellers, the Company to Purchaser pursuant to the provisions of this Agreement do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading. To the knowledge of the Sellers, there is no material liability or obligation which relates to the agreements and documents identified in the Schedules which is not generic to the identified agreement or document and readily ascertainable from a review of such agreement or document, and not otherwise disclosed herein or identified on the face of the Schedules.


                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       The Purchaser represents and warrants to the Sellers as follows:

       5.1 Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

       5.2 Corporate Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

       5.3 Absence of Breach; No Consents. The execution and delivery of this Agreement by the Purchaser, and the performance by Purchaser of its obligations hereunder, do not (i) conflict with, and will not result in a breach of, any of the provisions of the certificate of incorporation or bylaws of Purchaser; (ii) contravene any law, rule, or regulation of any State or Commonwealth or of the United States, or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon Purchaser; (iii) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Purchaser is a party or by which it or any of its material properties may be affected or bound; or (iv) except as reflected on Schedule 4.21, require the authorization, consent, approval, or license of any third party.

       5.4 Investment Representations. Purchaser will acquire the Shares for its own account for investment and not with a view to the resale or distribution thereof. Purchaser will not transfer or otherwise dispose of the Shares, or any interest therein, in such manner as to violate any provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act"), or of any applicable state securities laws regulating the disposition thereof. Purchaser agrees that the certificates representing the Shares may bear legends to the effect that such shares have not been registered under the Securities Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof or of any rules and regulations issued thereunder.

       5.5 Broker's or Finder's Fees. No agent, broker, employee, officer, stockholder or other person or firm acting on behalf of, or under the authority of, Purchaser is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.


                                   ARTICLE 6
                    COVENANTS OF THE SELLERS AND THE COMPANY

       Pending the Closing, Sellers and the Company shall do the following:

       6.1 Affirmative Covenants. Subject to the terms and conditions stated herein, Sellers will take, and cause the Company to take, and the Company will take, every action reasonably required of the Sellers and the Company to satisfy the conditions to Closing set forth in this Agreement on or before the Closing Date and otherwise to ensure the prompt and expedient consummation of the transactions substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

       6.2 Access and Information. Sellers shall cause the Company to afford, and the Company shall afford, to Purchaser and its representatives reasonable access during reasonable hours throughout the period prior to the Closing to all properties, books, contracts, commitments, computer programs and data, reports, manuals and records (including, but not limited to, tax returns), and to all personnel of the Company and the Subsidiaries and, during such period, shall promptly furnish to Purchaser all other information concerning such business, properties, and personnel as Purchaser may reasonably request. Purchaser shall maintain the confidentiality of all such information as required by Section 7.5 hereof.

       6.3 No Solicitation. From the date of this Agreement until the Closing or the termination of this Agreement pursuant to its terms, the Company and the Sellers, and those acting on behalf of any of them, will not, and the Company and Sellers will use its and their best efforts to cause its and their officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than Purchaser and its representatives concerning any merger, sale of assets, or similar transaction involving the Company, or sale of any capital stock of the Company, or any interest therein. Sellers will, or will cause the Company to, notify Purchaser immediately upon receipt of any offer or proposal relating to any of the foregoing and such notice shall describe in detail the terms thereof and identify the party or parties thereto. From the date of this Agreement, until the Closing or the termination of this Agreement pursuant to its terms, neither the Company nor any of the Sellers will furnish, without the prior written consent of Purchaser, to any person or entity (other than Purchaser) any non- public information concerning the Company or its businesses, financial affairs or prospects for the purpose of or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or (other than in the ordinary course of business) assets of the Company. Notwithstanding the foregoing, the Sellers and the Company may disclose information regarding the transactions contemplated by this Agreement to Clifford Lisman, D.D.S. and discuss with Dr. Lisman the redemption of the Lisman Debenture (defined in the Oracare DPO Agreement) as contemplated by
Section 6.5.

       6.4 Conduct of Business Prior to Closing. Sellers and the Company covenant and agree that, prior to the consummation of this Agreement or to the termination of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, and, except as otherwise contemplated by Section
6.5 of this Agreement, each of the following shall be complied with:

                 (a) The business of the Company shall be conducted only in the ordinary and usual course and the Company shall use reasonable efforts to keep intact its business organization and good will, to keep available the services of its and their respective officers and employees and to maintain a good relationship with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationship with them, and the Sellers or the Company shall immediately notify Purchaser of any event or occurrence or emergency known to them material to, and not in the ordinary and usual course of business of, the Company.

                 (b) The Company shall not (i) amend its articles of incorporation or bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or (iii) declare, set aside, or pay any dividend or other distribution on, or make, agree or commit to make any exchange for or redemption of, any of its outstanding securities whether payable in cash, stock or property;

                 (c) The Company shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class; or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

                 (d) The Company shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, without the prior written consent of Purchaser;

                 (e) The Company shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee of the Company or (ii) agree to any increase in the compensation payable or to become payable to employees of the

Company, or (iii) agree to any increase in the contractual term of employment of any officer, director or employee of the Company; provided, however, that the Company may (i) make usual and customary employee salary adjustments, excluding, however, the Sellers (not in excess of 6%); (ii) may pay usual and customary bonuses to employees; and (iii) may terminate and employ non-management employees as needed to operate the business of the Company, in each case consistent with past practices; and provided further, however, that the Company may increase the compensation of officers and directors during the period prior to Closing so long as the total compensation paid to directors and officers in 1996 to Closing to the Sellers does not cause the Net Income of the Company during the period from January 1, 1996 to the Closing Date to be a negative number;

                 (f) The Company shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

                 (g) The Company shall not enter into, or terminate, any material contract, agreement, commitment, or understanding other than agreements entered into with unaffiliated third parties, on an arms-length basis and in the ordinary course of business constituting either (i) employer group agreements at premium rates and for terms comparable to its most recent employer group agreements, (ii) dental provider agreements on terms comparable with its existing agreements of such nature and (iii) marketing affiliation and sales agreements on terms comparable with its existing agreements of such nature;

                 (h) The Company shall not incur or modify any contingent liability as a guarantor or otherwise with respect to the obligations of third parties except in the ordinary course of business consistent with past practice or as required by law;

                 (i) The Company shall not prepay any loans, including, without limitation, loans from its stockholders, officers, directors or employees, and shall not make any principal payments on the outstanding loans from the Sellers or, except in the ordinary course of business consistent with past practice, make any change in its borrowing arrangements or modify or amend or terminate any material contract or release or assign any material rights or claims;

                 (j) In connection with any filings to be made by the Purchaser under the Securities Act of 1933, as amended, the Company shall (i) provide for inclusion therein the financial and other information and documents pertaining to the Company required by applicable SEC rules and regulations to be included therein, (ii) use commercially reasonable efforts to cause the accountants for the Company to deliver such consents, reports and comfort letters in connection therewith as the Purchaser may reasonably request and
(iii) generally cooperate with the Purchaser in connection therewith; provided, however, that all expenses relating to such consents, reports, comfort letters and cooperation shall be paid directly and promptly by the Purchaser (except for expenses that the Company and its Subsidiaries would have incurred in any event, such as the expense of an annual audit);

                 (k) The Company will continue properly and promptly to file when due all federal, state and local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

                 (l) The Company will comply with all laws and regulations applicable to it and its operations;

                 (m) The Company will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect;

                 (n) The Company will not knowingly take any action (or omit to take any action) which would cause any representation or warranty contained in Article 3 or Article 4 of this Agreement to be untrue at any time prior to Closing as if such representation or warranty were made at and as of such time;

                 (o) The Company will not make any change in any method of reporting income or expenses for federal income tax purposes; and

                 (p) The Company shall not knowingly take any action which would prevent compliance with any of the conditions in Articles 8 or 9 of this Agreement.

       6.5 Permitted Transactions Prior to Closing. Notwithstanding the provisions of Section 6.4 above or any other provision of this Agreement to the contrary, Purchaser expressly agrees that, prior to the Closing, Sellers and the Company may do the following:

                 (a) Acquire the tradenames owned by Frank A. Pettisani, D.D.S. listed on Schedule 4.12;

                 (b) Negotiate the prepayment of the indebtedness listed in Schedule 4.8 in order to permit Purchaser or the Company to pay such indebtedness in full on or before the Closing Date; and

                 (c) Declare and pay dividends and distributions to the Sellers in an aggregate amount up to but not in excess of the Net Income of the Company (as defined herein) for the period from January 1, 1996 to the Closing Date.

       6.6 Consents and Approvals. The Company shall use commercially reasonable efforts to obtain all necessary consents and approvals required for its performance of this Agreement and the transactions contemplated hereby, including, without limitation, the consents listed on Schedule 4.21 other than the regulatory change of control approvals to be obtained by Purchaser. The Company shall make all filings, applications, statements and reports to all governmental authorities which are required to be made prior to the Closing Date by or on behalf of it pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby. As required in connection with the performance of this

Agreement by the Company, the Company will promptly provide such other information and communications to governmental and regulatory authorities, including, without limitation, insurance regulatory authorities in any jurisdiction in which the Company conducts business, as such regulatory authorities or Purchaser may reasonably request. Between the date hereof and the Closing Date, the Company shall promptly provide Purchaser with copies of all correspondence and filings to or from all governmental and regulatory bodies and officials relating to the Company.

       6.7 Publicity. Prior to the Closing, any public statement or announcement by the Sellers or Company, including but not limited to any written news releases, pertaining to this Agreement or the transactions contemplated thereby shall be submitted to Purchaser for review and approval prior to the release by the Company, and shall be released only in a form approved by Purchaser, provided, however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of statements and announcements if prior review and approval would prevent the timely and accurate dissemination of such statements and announcements as required to comply, in the judgement of counsel, with any applicable law, rule or policy. Sellers and Purchaser shall issue a press release regarding the execution of this Agreement within one day of the date hereof or such other time as Sellers and Purchaser may mutually agree.

       6.8 Financial Information. Sellers will cause the Company to, and the Company will, deliver as soon as reasonably practicable to Purchaser unaudited financial statements of the Company for each month from and after the date hereof as and when such financial statements become available in the usual course of business.

       6.9 Expenses. The Company may pay prior to or at Closing the fees and expenses of Counsel to Sellers and other advisors or financial consultants to the Sellers incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that such costs and expenses shall be included in determining the Net Income of the Company for the purposes of Section 6.5(d) of this Agreement and provided further, however, neither the Company nor the Purchaser shall pay any such costs and expenses incurred by Sellers in connection with this Agreement after the Closing.

       6.10 Breach of Representations and Warranties. Promptly upon any Seller or the Company becoming aware of any breach of any of the representations and warranties of the Sellers contained in this Agreement, or any event which would cause the Sellers to be unable to deliver the certificates contemplated by Section 9.1(e) hereof, the Sellers shall give written notice thereof to the Purchaser in sufficient detail to permit the Purchaser to ascertain the nature of the breach and shall use all commercially reasonable efforts to prevent or promptly remedy the same.

       6.11 No Transfer of Shares. Unless and until this Agreement is terminated, each Seller shall not, directly or indirectly, exchange, transfer, assign, pledge or encumber any of the Shares owned by the Seller, nor shall a Seller grant, directly or indirectly, any right to acquire, dispose of, vote or otherwise control in any manner such Shares.

       6.12 Updating of Exhibits and Schedules. Sellers shall notify Purchaser in writing of any changes, additions, or events which may cause any change in or addition to the Schedules delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement; provided, however, that, in the event Purchaser has actual knowledge of any uncured misrepresentation or breach of warranty at or prior to the Closing and nevertheless proceeds with the Closing, then the Purchaser shall be deemed to have waived such misrepresentation or breach of warranty. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Sellers herein.


                                   ARTICLE 7
                             COVENANTS OF PURCHASER

       Purchaser agrees that from the date hereof through the Closing Date:

       7.1 Affirmative Covenants. Subject to the terms and conditions stated herein, Purchaser will take every action reasonably required of it in order to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the transactions substantially as contemplated hereby, and will exert all reasonable efforts to cause the Agreement promptly to be consummated.

       7.2 Cooperation. Purchaser shall cooperate with Sellers and Counsel to Sellers, their accountants and agents in carrying out the transaction, and in delivering all documents and instruments deemed reasonably necessary or useful by Counsel to Sellers.

       7.3 Expenses. Except as otherwise expressly provided herein, whether or not this Agreement is consummated, all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser.

       7.4 Consents and Approvals. Purchaser shall use commercially reasonable efforts to obtain all necessary consents and approvals required for its performance of this Agreement and the transactions contemplated hereby, including, without limitation, the regulatory change of control approvals listed on Schedule 4.21; provided, however, that Purchaser shall not be required or obligated to pay any amounts necessary to satisfy conditions to or in order to obtain such governmental regulatory consents other than normal and customary filing fees and out-of-pocket costs and expenses of the Company incurred in providing its assistance with respect thereto. Purchaser shall diligently and promptly proceed immediately after the date of this Agreement to make all filings, applications, statements and reports to all governmental authorities which are required to be made prior to the Closing Date by or on behalf of it pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby and shall diligently and in good faith pursue the taking of all action necessary to obtain approval of the transactions contemplated herein by the insurance regulatory authorities of any
jurisdiction in which the Company conduct business.   As required in connection
with the performance of this Agreement, Purchaser will promptly provide such information and communications to governmental and regulatory bodies and authorities, including, without limitation, insurance regulatory authorities in any jurisdiction in which the Company conducts business, as such regulatory authorities may reasonably request. Purchaser shall not be required to cure any existing regulatory compliance requirements in order to obtain such consents and approvals. Within five (5) business days after the written request of the Sellers, the Purchaser shall provide to the Sellers a status report as to all such filings and approvals.


       7.5 Confidentiality. Prior to Closing, unless otherwise required by law, Purchaser will hold in confidence all confidential information that has been disclosed by the Sellers and the Company and will not use any such confidential information except in connection with the transaction, until such time as such information is otherwise publicly available through sources other than Purchaser; provided, however, that this sentence will not apply to any information that becomes generally available to the public, was available on a non-confidential basis to Purchaser prior to its disclosure pursuant hereto, or becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential. In the event of the termination of this Agreement, Purchaser will, and will cause its representatives to, deliver to the Company all documents and other written materials, and all copies thereof, obtained by Purchaser or on its behalf from the Sellers or the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Purchaser agrees that the Company shall have standing and may avail itself of any remedy at law or in equity, including an action for injunctive relief, in the event of a breach or threatened breach by Purchaser of any of the provisions of this Section 7.5. The obligations of Purchaser under this Section 7.5 shall survive termination of this Agreement for any reason whatsoever and shall remain in effect until two (2) years from the Effective Date of this Agreement.

       7.6 Publicity. Prior to the Closing, any public statement or announcement by the Purchaser, including but not limited to any written news releases by the Purchaser, pertaining to this Agreement or the transactions contemplated hereby shall be submitted to the Company for review and approval prior to the release by the Purchaser, and shall be released only in a form reasonably approved by the Company provided however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of statements and announcements by the Purchaser if prior review and approval would prevent the timely and accurate dissemination of such statements and announcements as requested to comply, in the judgment of counsel, with any applicable law, rule or policy. Sellers and Purchasers shall issue a press release regarding the execution and delivery of this Agreement within one day after the date hereof or such other time as Sellers and Purchaser may mutually agree.

                                   ARTICLE 8
                      CONDITIONS TO OBLIGATIONS OF SELLERS

       8.1 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Sellers shall waive such fulfillment in whole or in part in writing:

                 (a) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law or contract to consummate this Agreement and required to keep all certificates of authority and licenses held by the Company and Subsidiaries in full force and effect after the Closing;

                 (b) There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement and no action or proceeding shall have been instituted and remain pending before any court seeking such relief or seeking damages in respect to this Agreement or the consummation of the transactions contemplated by this Agreement;

                 (c) Purchaser shall have performed in all material respects its agreements, covenants and obligations contained in this Agreement required to be performed at or prior to the Closing;

                 (d) The representations and warranties of Purchaser set forth in this Agreement shall be true in all material respects as of the Effective Date and as of the Closing Date as if made as of such time;

                 (e) Sellers shall have received from Purchaser an officers' certificate, executed by an authorized officer of Purchaser (in his capacity as such), dated the Closing Date, as to the satisfaction of the conditions stated in Sections 8.1(c) and (d) above (to the best of his knowledge where appropriate) and further certifying that Purchaser has received the Schedules and received copies of, or had the opportunity to review, the agreements and documents listed in the Schedules to this Agreement.

                 (f) Sellers shall have received, on and as of the Closing Date, an opinion of Counsel to Purchaser, subject to customary limitations, reasonably satisfactory in form and substance to Counsel to Sellers, and such other closing documents and instruments as Sellers shall reasonably request, in each case reasonably satisfactory in form and substance to Sellers and Counsel to Sellers.

                 (g) At and simultaneously with the Closing, all the conditions precedent to the obligations of the parties to the Oracare DPO Agreement and the Oracare PA Agreement shall have been satisfied and performed and the transactions contemplated by the Oracare DPO

Agreement and the Oracare PA Agreement shall be consummated simultaneously with the consummation of the transactions contemplated by this Agreement.

                 (h) At or prior to the Closing, the Purchaser shall pay or shall cause the Company to pay in full all the monetary debt obligations owed by the Company under those certain agreements of the Company described in
Schedule 4.8. The amount of all payments paid to fully satisfy such monetary obligations of the Company shall be credited against and reduce the $28,593,750 amount for the purpose of determining the Purchase Price as specified in
Section 2.2 of this Agreement.

                 (i) At or prior to the Closing, Purchaser shall perform the respective obligations of and the actions to be taken by Purchaser at the Closing as described in Section 10.3 of this Agreement.


                                   ARTICLE 9
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

       9.1 Conditions To Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall waive such fulfillment in whole or in part in writing:

                 (a) This Agreement and the transactions contemplated by this Agreement shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law or contract to consummate this Agreement and required to keep all certificates of authority and licenses held by the Company and the Subsidiaries in full force and effect after the Closing; and no material adverse change in the business, operations and condition, financial or otherwise, to the Company or a Subsidiary shall have occurred or will occur in the future as a result of any regulatory requirement or condition to such approvals, consents, authorizations and waivers.

                 (b) There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement and no action or proceeding shall have been instituted or remain pending seeking such relief or seeking damages in respect of this Agreement or the consummation of the transactions contemplated by the Agreement;

                 (c) Sellers shall have performed in all material respects each of their agreements, covenants and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the transactions contemplated herein;

                 (d) The representations and warranties of Sellers set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Company and the Subsidiaries, as of the Closing Time as if made as of such time;

                 (e) Purchaser shall have received from Sellers a certificate, dated the Closing Date, executed by Sellers, and an officer's certificate, executed by a duly authorized officer of the Company (in his capacity as such), dated the Closing Date, as to the satisfaction of the conditions in subsections (c) and (d) of this Section 9.1;

                 (f) Purchaser shall have received, on and as of the Closing Date, an opinion of Counsel to Sellers subject to customary limitations, reasonably satisfactory in form and substance to Counsel to Purchaser, and such other closing documents and instruments as Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to Purchaser and Counsel to Purchaser;

                 (g) Since the date of this Agreement, there shall not have been any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liability, results of operations, business or prospects of the Company or the Subsidiaries; including, without limitation, the following which shall be considered a material adverse change, to- wit:

                 (i) A reduction in total monthly dental center and dental plan operating revenues of the Company on an aggregate basis to an amount less than $1,100,000;

                 (ii) A reduction in the total number of members of the prepaid or A.S.O. dental plans of the Company to less than 150,000;

                 (iii) a reduction in the total number of general dentist (primary care) providers which have contracts with the Company to be a provider to members of its dental plans to an amount less than 300 determined on a net basis taking into account all new dental provider agreements entered into after the date of this Agreement (as used herein "general dental providers" refers to dental providers who are treating as patients members of the prepaid dental plans of the Company);

                 (iv) a casualty loss which is not covered by insurance in excess of $100,000;

                 (v) litigation or the assertion of a claim against the Company which is reasonably expected not to have potential liability to the Company, including costs and expenses of defense, in an amount more than $100,000.00 (including attorneys' fees for defending such claim) in excess of insurance coverage maintained by the Company which would be applicable to such claim; provided, however, that, in the event that the parties cannot mutually agree as to whether any such litigation or claim is reasonably expected to have such potential liability to the Company, then the parties shall seek the opinion of a mutually selected third party qualified to make such assessment and the opinion of such third party as to such potential liability shall be binding upon the parties for the purposes hereof; and

                 (h) At or prior to Closing, the Company shall have received (and delivered copies thereof to Purchaser) duly executed resignation letters from all directors and officers of the Company designated by Purchaser pursuant to which such individuals resign as directors and officers of the Company. Each such resignation shall be effective on or prior to the Closing Date and shall acknowledge that there are no obligations, liabilities or amounts due from the Company to such respective individuals except as expressly set forth in this Agreement.

                 (i) At the Closing, each of the Sellers shall execute a release in favor of Purchaser and the Company in the form of Exhibit C attached hereto; provided, however, that it is understood that the Sellers shall be paid at Closing all salary due to the date of Closing and reimbursed for expenses consistent with past practice of the Company to the date of Closing.

                 (j) None of the certificates of authority or licenses of the Company listed on Schedule 4.5 shall have been canceled, revoked suspended or limited in any respect and no governmental regulatory agency shall have instituted any proceeding, or given notice to the Company or a Subsidiary that it intends to institute any proceeding to take such action or to place the Company or a Subsidiary in a conservatorship or receivership due to its financial condition or failure to comply or satisfy any governmental law, rule or regulation.

                 (k) At or prior to the Closing, Purchaser shall have, or shall have caused the Company to have, paid in full all the monetary debt obligations owed by the Company under those certain agreements described in
Schedule 4.8 of this Agreement and received the full and complete discharge, terminating and release of all liens, security interests or other encumbrances securing such debt obligations.

                 (l) At and simultaneously with the Closing, all the conditions precedent to the obligations of the parties to the Oracare DPO Agreement and the Oracare PA Agreement shall have been satisfied and performed and the transactions contemplated by the Oracare DPO Agreement and the Oracare PA Agreement shall be consummated simultaneously with the consummation of the transactions contemplated by this Agreement.

                 (m) At the Closing, all the Sellers shall perform his or her or its respective obligations of and actions to be taken by all the Sellers at the Closing as described in Section 10.2 of this Agreement.

                                   ARTICLE 10
                                    CLOSING

       10.1 Date of Closing. The Closing shall take place at the offices of Counsel to Sellers in Cherry Hill, New Jersey, or at such other location as Purchaser and Sellers may mutually agree, within five (5) business days after the date on which all governmental and third party consents necessary for the consummation of the transactions contemplated by this Agreement are obtained and all other conditions to Closing are satisfied but in no event later than two hundred forty (240) days after the Effective Date unless extended by the mutual agreement of the Purchasers and the Sellers, subject to earlier termination pursuant to the provisions of Article 12 hereof. In the event that the Closing does not timely occur as stated above, then a party not in default may immediately terminate this Agreement upon written notice to the other parties in accordance with Section 12.1 below; provided, however, that this Agreement shall terminate automatically and without further notice if the Closing has not occurred within two hundred forty (240) days of the Effective Date.

       10.2      Actions by Seller.  At the Closing, each Seller shall:

                 (a) Stock. Deliver to Purchaser the original certificates representing the Shares owned by such Seller duly endorsed for transfer or with appropriate stock powers with respect thereto duly endorsed in blank by such Seller.

                 (b) Post-Closing Escrow Account. Each Seller shall execute and deliver the Post-Closing Escrow Account Agreement in the form attached hereto as Exhibit F.

                 (c) Other Agreements. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by such Seller at or prior to the Closing hereunder.

       10.3      Actions by Purchaser.  At the Closing, Purchaser shall:

                 (a) Payment. Pay the Purchase Price to the Sellers by wire transfer in accordance with the provisions of Section 2.2 of this Agreement, less, however, the amount of the Earnest Money paid to the Sellers and credited against the Purchase Price pursuant to the Escrow Agreement and less the amount to be deposited in the Post- Closing Escrow Account.

                 (b) Post-Closing Escrow Account. Purchaser and the Escrow Agent shall execute and deliver a Post- Closing Escrow Account Agreement in the form attached hereto as Exhibit D. The Purchaser shall deposit the sum of $500,000 representing a portion of the Purchase Price payable to the Sellers in the Post-Closing Escrow Account to be maintained in accordance with the Post-Closing Escrow Agreement.

                 (c) Employment Agreements. Cause the Company to execute and deliver the Employment Agreements attached hereto as Exhibits E-1 and E-2.

                 (d) Other Agreements. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by Purchaser at or prior to the Closing hereunder.

       10.4 Post-Closing Escrow Account. The Sellers expressly agree that the aggregate amount of Five Hundred Thousand Dollars ($500,000) shall be retained out of the Purchase Price payable to the Sellers on a pro rata basis according to the percentage of the total Purchase Price payable to each Seller and such amount shall be deposited in an escrow account (the "Post-Closing Escrow Account") to be maintained pursuant to the Post-Closing Escrow Agreement among the Sellers, the Purchaser and the Escrow Agent named therein. The Post-Closing Escrow Account shall be used solely for the satisfaction of liabilities of the Sellers under Section 11.2(a) of this Agreement in accordance with the Post- Closing Escrow Account Agreement. Nothing contained herein shall be deemed or construed to limit the liability of a Seller under
Section 11.2(a) of this Agreement except to the extent expressly set forth in
Section 11.4 of this Agreement, and such liability shall expressly not be limited only to the amount of the funds deposited in the Post- Closing Escrow Account.

                                   ARTICLE 11
                          SURVIVAL OF REPRESENTATIONS
                AND WARRANTIES; INDEMNITY; POST-CLOSING MATTERS

       11.1 Representations and Warranties to Survive. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations, warranties, covenants and agreements made by the parties each to the other in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of two years, ending at midnight on the second anniversary of the Closing Date; provided, however, that if, prior to the expiration of such two year period, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts to the indemnifying party, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including and subject to disposition by the expiration of the applicable statute of limitations with respect to such liability); provided further, however, that if a claim for indemnification is made pursuant to this Article 11, then such claim for indemnification or any claim arising out of the wrongful failure to comply with the provisions of this
Article 11 shall survive until the expiration of the applicable period of limitations with respect to such claim for indemnification; and provided further, however, that such two year limitation specified above shall not apply to the extent provided otherwise in Section 11.4(c) below. With respect to the representations and warranties of the parties, such representations and warranties shall be true as of and at the date of the Closing but nothing contained herein shall be deemed to require or imply that the accuracy of such representations and warranties shall apply on a continuing basis as to facts existing after the date of the Closing. Except to the extent set forth herein, no investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the Closing hereunder.
However, to the extent information is apparent on the face of the Schedules or is otherwise expressly set forth herein, such information shall be deemed to amend, limit and/or restate any representation and warranties contained herein to the extent such information is inconsistent with such representation or warranty.

       11.2      Indemnity.  Subject to the provisions of Section 11.4 below,

                 (a) Sellers. Each Seller, jointly and severally (except as to the representations and warranties contained in Article 3 which shall be several and not joint), agrees to indemnify and hold harmless the Company, each Subsidiary, and Purchaser, and their respective shareholders, partners, directors, officers, employees and agents, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, and of any other kind whatsoever arising out of or resulting from any of the following:

                 (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of the Sellers and the Company under this Agreement or under any other agreement or document delivered by the Sellers at Closing hereunder; and

                 (ii) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of the Sellers under the Oracare DPO Agreement or Frank A. Pettisani, D.D.S. under the Oracare PA Agreement or under any other agreement or document delivered by Sellers or Frank A. Pettisani, respectively, at the Closing thereunder; and

                 (iii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                 (b) Purchaser. Purchaser shall indemnify and hold each Seller harmless from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney's fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

                 (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of Purchaser under this Agreement or under any other agreement or document delivered by Purchaser to Sellers at Closing hereunder;

                 (ii) Any obligation or liability of the Company, whether arising out of any set of facts in existence before, on or after the Closing Date; excluding, however, any obligation or liability with respect to which the Sellers are obligated to indemnify and hold the Purchaser harmless pursuant to Section 11.2(a) above; and

                 (iii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

       11.3 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 11.2(a) or 11.2(b) above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might reasonably be expected to result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) days following the giving of notice thereof. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable out-of-pocket expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article 11, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

       11.4      Limitations on Indemnification.

                 (a) General Threshold. Neither the Sellers nor the Purchaser shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Seventy-Five Thousand Dollars ($75,000.00) (the "Threshold"), which excess amount shall be recoverable in accordance with the terms hereof; provided, however, that the $75,000 limitation set forth in this Section 11.4(a) shall not apply to the matters described in Section 11.4(c). With respect to any indemnifiable loss payable by the Sellers, the funds in the Post- Closing Escrow Account shall be used for such purpose first before any recovery is sought directly from a Seller; provided, however, that to the extent the indemnification loss or losses exceed the funds in the Post-Closing Escrow Account, then the Purchaser may seek recovery of the amount of such indemnifiable loss in excess of such funds contemporaneously with the recovery of any funds in the Post-Closing Escrow Account.

                 (b) Time Limits for Claims. No claim for indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to two years after the date hereof; provided, however, that the two-year limitation set forth in Section 11.1 and this Section 11.4(b) shall not apply to the matters described in Section 11.4(c) not reasonably discoverable by Seller within the two-year indemnification period set forth in Section 11.1 as to which the indemnification obligations hereunder shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions; and provided further, however, that in each case if, prior to the applicable date of expiration, a specific state of facts shall have become known which is reasonably likely to constitute or give rise to any indemnifiable loss as to which indemnity may be payable and the indemnified party shall have given notice of such facts to the indemnifying party and made a claim for indemnification within such two-year period, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

                 (c) Certain Matters. The following are the matters referred to in Section 11.4(a) and Section 11.4(b): losses arising from fraud or an intentional misrepresentation on the part of any Seller or an intentional breach of any covenant or agreement contained in this Agreement by a Seller.

       11.5 Remedies; Default; Notice and Cure. In the event of a breach of this Agreement prior to the Closing, the non-breaching party shall have all rights and remedies available at law, in equity or under the terms of the Agreement. If the Closing occurs, indemnification pursuant to this Article 11 is the sole and exclusive remedy of the parties after the Closing for matters arising out of the representations, warranties, covenants and agreements of the Sellers and the Purchaser set forth in this Agreement (without limiting the rights of the parties under any other agreement), except as otherwise expressly provided in this Agreement. No party shall be deemed in breach of its obligations hereunder unless it has received written notice from the other party of noncompliance with a term or provision of this Agreement and has failed to cure such noncompliance within ten (10) days after receipt of such notice.

       11.6 Severance Benefits. The Purchaser shall not be obligated to, or obligated to cause the Company to, extend any severance benefits to employees of the Company who may be terminated after the Closing or who are rendering services to the Company and are terminated prior to the Closing. In the event that the Purchaser shall elect to pay or cause the Company to pay any severance benefits to employees of the Company who may be terminated at or after the Closing, it is expressly understood that the Sellers shall not be entitled to receive such severance benefits.

       11.7 Change of Control Application. Purchaser hereby agrees to file the applications for governmental approval of a change of control described in Schedule 4.21 with the appropriate governmental or regulatory agencies within five (5) business days of the Effective Date.


                                   ARTICLE 12
                              TERMINATION; WAIVER

       12.1 Termination. This Agreement may be terminated, and the transaction may be abandoned, at any time prior to the Closing, as follows and in no other manner:

                 (a) Mutual Consent. By the mutual consent of Purchaser and the Sellers;

                 (b) By Purchaser or Sellers: Condition Precedent. By Purchaser or Sellers, upon written notice to the other, if the conditions to the obligations of such canceling party or parties to consummate the transaction, in the case of the Sellers, as provided in Article 8 or, in the case of Purchaser, as provided in Article 9, were not, or cannot reasonably be, satisfied on or before one hundred twenty (120) days after the date of this Agreement unless the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate; provided, however, that, in the event all such conditions have been satisfied except solely the condition with respect to obtaining all required consents, authorizations, and approvals of governmental and regulatory agencies set forth in Sections 8.1(a) and 9.1(a), respectively, and such failure is not due to a breach of this Agreement by the non- terminating party, such date shall be automatically extended for four (4) successive thirty (30) day periods so long as such remains to be the case at the end of each respective thirty (30) day period provided, however, that in no event shall such date be extended beyond an aggregate of two hundred forty (240) days after the date of this Agreement unless extended by the mutual agreement of the Purchaser and the Sellers;

                 (c) By Purchaser or Sellers: Representations, Warranties and Covenants. By Purchaser, on the one hand, or Sellers, on the other, if (i) any representation or warranty of the other hereunder shall not have been true and correct in all material respects at the time at which made, or (ii) default shall be made by the other in the due and timely observance or performance of any of its covenants and agreements herein contained, but in such event only if such representation or warranty cannot be made true and correct or such default cannot be cured on or prior to the earlier of (x) sixty (60) days after the non-defaulting or non-breaching party notifies the other in writing of such default or breach, specifying the nature thereof or (y) two hundred forty (240) days after the date of this Agreement, unless such date is extended by mutual agreement of Purchaser and Sellers.

No termination of this Agreement shall affect the liability of any party hereto for any breach hereof arising at, prior to or out of such termination; provided, however, that, in the event of a breach hereof by Purchaser, in addition to any other remedies available at law or in equity to the Sellers, Sellers shall be entitled to retain the Earnest Money. Any public announcement of the termination of this Agreement shall be made only by means of a press release issued jointly by Purchaser and the Company.

       12.2 Waiver. At any time at or prior to the Closing, Purchaser, on the one hand, or Sellers, on the other, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 13
                             CERTAIN DEFINED TERMS

       13.1 Affiliate. When used with respect to a person, an "Affiliate" of such person is a person controlling, controlled by, or under common control with such person.

       13.2 Agreement. This Stock Purchase Agreement, including all Schedules and Exhibits hereto, and all other documents specifically referred to in this Agreement that have been or, are to be delivered by a party to this Agreement to another such party in connection with this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such Schedules, Exhibits, and other documents.

       13.3 Closing. The completion of the transaction to take place as described in Article 10.

       13.4      Closing Date.  The date on which the Closing actually occurs.

       13.5 Closing Time. The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

       13.6 Code. The Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.

       13.7 Control. Generally, the power to direct the management or affairs of an entity.

       13.8 Counsel to Sellers. Hunt & Scaramella, P.C., 220 Lake Drive East, Suite 105, Cherry Hill, New Jersey 08002, telephone number (609) 667-4900; facsimile number (609) 667-4933.

       13.9 Counsel to Purchaser. Strasburger & Price, L.L.P., 901 Main Street, Suite 4300, Dallas, Texas 75202, telephone number (214) 651-4300, facsimile number (214) 651-4330.

       13.10 ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect on the date of this Agreement.

       13.11 GAAP. Generally accepted accounting principles, as in effect on the date of any statement, report, or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

       13.12 Knowledge. As used in this Agreement, a person will be deemed to have knowledge of fact (or the fact shall be deemed known to that person) if said person has actual knowledge of, or has actual awareness of other facts that would put a reasonable person on inquiry notice of, the fact; provided, however, that no party shall be deemed to have performed, or be obligated to perform, an independent investigation or inquiry with respect to the matter to which such knowledge pertains.

       13.13 Multiemployer Plan. A "multiemployer plan," as defined in ERISA Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code, or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in particular location in this Agreement, is relevant.

       13.14 Net Income of the Company. As used herein, the term "Net Income of the Company" shall mean the net income of the Company determined on an accrual basis in accordance with GAAP.

       13.15 Payables. Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise, goods or services purchased appearing as liabilities on the books of the Company or any Subsidiary, or customarily required to be reflected as liabilities in the balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating monies owed by the Company or such Subsidiary.

       13.16     PBGC.  The Pension Benefit Guaranty Corporation.

       13.17 Pension Plan. A "pension plan" or "employee pension benefit plan," as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this

Agreement, is relevant. A reference to a Pension Plan shall include the trust, if any, forming a part thereof.

       13.18 Receivables. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of the Company or any Subsidiary, or customarily required to be reflected as assets in balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating moneys owed to the Company or such Subsidiary.

       13.19 Welfare Plan. A "welfare plan" or an "employee welfare benefit plan," as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.


                                   ARTICLE 14
                                NON-COMPETITION

       14.1 Covenant Not to Compete; Non-Solicitation. For and in consideration of the purchase by the Purchaser of the Shares pursuant to this Agreement, and the payments payable by the Purchaser pursuant to this Agreement, each of Frank A. Pettisani, D.D.S. and Lisa M. Mazzone, severally and not jointly covenants and agrees that such Seller shall not, directly or indirectly, through any employees, agents or representatives or as an employer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, or through any other kind of ownership (other than ownership of securities of any publicly held entity in which the Seller, directly or indirectly, in the aggregate beneficially owns less than two percent (2%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

                 (a) for a period of three (3) years from the date of this Agreement, engage in (i) the operation of a dental health indemnity insurance company, (ii) the operation of prepaid dental plans and dental preferred provider organizations, and (iii) the provision of management, administrative and related services to dental health indemnity insurance carriers, dental preferred provider organizations, and prepaid dental plans (collectively the "Dental Services Business") in the States of New Jersey and Pennsylvania (the "Restricted Area");

                 (b) for a period of three (3) years from the date of this Agreement, engage in any business which calls upon, solicits, diverts or takes away any customer or customers of the Company in the Restricted Area for the purpose of selling or attempting to sell to any of said customers any products or services similar to any products or services heretofore sold or provided to any of such customers by the Company excluding, however, life, health, annuity and vision insurance products; and

                 (c) for a period of five (5) years from the date of this Agreement, engage in any business which solicits any present or future employee of the Company or initiates discussions with any such employee regarding his or her termination or resignation from employment with the Company, so that such employee may accept employment with, or engagement as a partner, investor, shareholder, employee, agent or consultant with Seller, directly or indirectly, as specified above; provided, however, that Seller shall not be prohibited by this Agreement from employing or soliciting the employment of any employee that the Company terminates after the date of such termination.

Notwithstanding the foregoing, it is expressly understood that such Sellers shall be permitted (i) to provide their services to the Purchaser, the Company and their affiliates in the Dental Services Business, (ii) to provide practice management services for dental providers, and (iii) to provide dental services as an individual licensed provider without violating or breaching any of the foregoing provisions.

Purchaser shall have the right to extend the period of time for which the provisions of Section 14.1 (a) and (b) above shall be applicable to Lisa M. Mazzone for an additional two years subject to and upon the following terms (i) the exercise of such right shall be at the sole election of Purchaser and Purchaser shall have no obligations to exercise such right (ii) Purchaser shall give Lisa M. Mazzone notice of the exercise of such right at least ninety (90) days prior to the end of the three year period, (iii) if Purchaser does not offer employment to Lisa M. Mazzone or offers employment to Lisa M. Mazzone and Lisa M. Mazzone accepts such employment, Purchaser shall pay Lisa M. Mazzone the sum of $200,000 per year for such two-year extension (it being understood that such amount includes any salary for such employment), and (iv) if Purchaser offers employment to Lisa M. Mazzone but Lisa M. Mazzone declines such employment, the Purchaser shall pay Lisa M. Mazzone the amount of $50,000 per year for such two-year extension.

                 14.2 Non-Disclosure. Each Seller covenants and agrees that all information concerning the Company, including without limitation (i) information regarding prices or premiums charged for products and services,
(ii) the assets, liabilities and financial condition of the Company and its subsidiaries, (iii) the names and identities of customers and analyses of the amount and types of products and services purchased by each such customer, (iv) the dental health providers utilized by the Company and its subsidiaries and the financial arrangements with such providers, and (v) the amount of compensation to employees, constitute trade secrets and confidential, proprietary business information which is the property of the Company and that, unless otherwise required by law, from and after the date of this Agreement:

                 (a) Each Seller shall use his or her best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

                 (b) Each Seller shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information;

                 (c) Without the prior written consent of the Company, each Seller shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

                 (d) Each Seller shall not, directly or indirectly, use for his own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third party who is not bound to keep such information confidential.

       14.3 Nondisparagement. For a period of three (3) years and after the date of this Agreement, each Seller further agrees that it shall not make or publish any statement, written or oral, disparaging the reputation of the Company or its subsidiaries, executive officers or any of its business services or products or solicit or encourage any member of any prepaid dental plan of the Company or its subsidiaries or any third party having a group agreement with the Company or its subsidiaries to terminate the membership of such person in the plan of the Company or its subsidiaries or to terminate such group agreement.

       14.4 Reasonableness; Reformation. Each Seller acknowledges and agrees that (i) the provisions of this Article 14 are ancillary to the transaction pursuant to which the Seller sold and the Purchaser acquired the Shares, (ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of the Company and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, and (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against each Seller.

       14.5 Remedies for Breach. If a Seller has failed to satisfactorily cure any breach or threatened breach of any covenant or agreement contained herein within ten (10) days after written notice of such breach or threatened breach given by the Purchaser to each Seller, any one or more of the following remedies, as selected by the Purchaser in its sole discretion, shall be available to the Purchaser in the event of a breach of this Agreement by the Seller hereunder:

                 (a) Specific Performance. In the event of a breach or threatened breach of any covenant or agreement of a Seller in this Agreement, remedies at law will not adequately compensate the Purchaser for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to the Purchaser to specifically enforce this Agreement and prevent such breach and any continued breach of any covenant and agreement herein.

                 (b) Suit for Damages. In addition to the remedies stated in Section 14.5(a) above, in the event of any breach of any covenant or agreement of a Seller herein, Purchaser may sue for damages arising out of such breach and otherwise enforce this Agreement and obtain all other remedies available to the Seller under applicable law.


                                   ARTICLE 15
                                  ARBITRATION

       15.1      Arbitration Procedure.  Subject to the provisions of Section
15.7 below, in the event any matters in Dispute arising out of or relating to this Agreement (including, but not limited to, actions for injunctive or declaratory relief) (hereinafter collectively "arbitrable issues") cannot be settled by agreement between the parties such controversy or dispute shall be submitted for arbitration in Philadelphia, Pennsylvania, and for this purpose each party hereby expressly consents to such arbitration in such forum. The arbitration process shall proceed as follows:

                 (a) Step One. In the event of a Dispute, the disputing party (herein so called) may at any time notify the other party or parties ("answering party") in writing that the disputing party demands to pursue arbitration as provided in Step Two below, setting forth in specific terms the disputing party's proposed statement of the matters in Dispute to be submitted to arbitration and the name and address of the arbitrator selected by the disputing party. Within five (5) business days following receipt of the disputing party's written arbitration demand complying with the requirements of this Step One, each answering party shall notify the disputing party in writing, setting forth in specific terms the answering party's proposed statement of the matter in Dispute and identifying the name and address of the arbitrator selected by such answering party. For purposes of this Section 15.1, all persons constituting the Sellers shall act as one party in selecting an arbitrator, whether as a disputing party or as an answering party.

                 (b) Step Two. The two (2) or more arbitrators so selected shall meet and confer within twenty (20) business days after receipt by the disputing party of all of the answering parties' written notices as called for under Step One above, and if they are unable within said twenty (20) day period to reach a decision on the matters in Dispute, they shall, at the expiration of said twenty (20) day period, jointly select a neutral arbitrator. If said arbitrators are unable to choose a neutral arbitrator, any party may request the AAA to appoint an additional arbitrator from its National Panel of Commercial Arbitrators. Any party to this Agreement may advise the AAA that time is of the essence and that the parties to this Agreement would like such selection as soon as is reasonably possible, it being expressly understood in such AAA selection process that the selection is in the sole discretion of the AAA, and that the AAA shall not be required by reason of this Agreement to consult with the parties to this Agreement in said selection process; provided that all arbitrators, including the additional arbitrator selected by the AAA, shall be disinterested individuals knowledgeable in commercial transactions. Upon selection of the additional arbitrator, all arbitrators shall within ten (10) business days thereafter convene an arbitration proceeding at a date, time and place (in metropolitan Philadelphia, Pennsylvania) designated by said arbitrators by a majority vote, written notice of which shall be given to the parties not later than seven (7) calendar days prior to said hearing date. At the hearing, each party may be represented by counsel and present testimony and evidence. If at the commencement of the hearing the parties cannot agree on a joint statement of the matters in Dispute to be submitted to the arbitrators, the arbitrators shall be empowered to frame the submission issue(s). A Certified Court Reporter's transcript may be demanded by any party or by the arbitrators and said official transcript shall be prepared, completed, and delivered to the arbitrators with copies to each party within ten (10) business days following the conclusion of the hearing. Arbitration sessions following the initial session, if necessary, shall be scheduled by the arbitrators so that the arbitration proceedings (i.e., presentation of evidence and/or oral arguments) are completed within twenty (20) days of the initial session. Each party shall be given the opportunity to file with the arbitrators simultaneous written briefs five (5) business days following receipt by the arbitrators of the official transcript but, if no transcript is demanded as provided in this Agreement, said briefs shall be filed simultaneously five (5) business days following conclusion of the hearing. Copies of any such briefs shall be provided to the other party concurrently upon filing with the arbitrators.

                 (c) Step Three. Within ten (10) business days following the receipt by the arbitrators of the brief(s) (or within ten (10) business days following conclusion of the hearing if all parties waive briefs), the arbitrators shall make and deliver to the parties their decision and award in writing. The arbitrators shall have the authority to enter any award or to grant any relief which could be obtained in a court of competent jurisdiction and reasonable attorneys', arbitrators' and experts' fees and expenses of arbitration may be awarded as the arbitrators see fit, consistent with the provisions of this Agreement. The arbitrators shall have no authority to modify, amend or alter the provisions of this Agreement and shall base their decision and award on applicable law, the language contained in this Agreement and the facts giving rise to the Dispute as presented on the record at the hearing. The arbitrators shall issue a written opinion explaining the basis for their findings.

       15.2 Self-Execution. It is expressly understood between the parties that this Article 15 is a self- executing arbitration provision and that any party may unilaterally select an arbitrator if the other party refuses to arbitrate. It is further expressly agreed that said unilaterally-selected arbitrator may proceed to arbitrate the issue(s) and the arbitration and decision shall be self-executing and therefore shall not require the order of any Court to proceed. The parties may, however, mutually stipulate in writing to extend or to shorten the prescribed time periods (including a stipulation to expedite the referral and submission to arbitration). All provisions of this Agreement not in dispute shall be observed and performed without interruption during the pendency of any proceeding called for under this Article 15.

       15.3 Arbitrator's Fees. If an additional arbitrator is required pursuant to Step Two under Section 15.1, each party shall pay its pr rata share of any required retainer or other payments required by such arbitrator upon such arbitrator's demand, with the ultimate responsibility for the arbitrators' fees to be determined by the arbitrators in the final arbitration award pursuant to Step Three of Section 15; otherwise, each party shall bear its own costs and expenses in connection with any proceedings under this Article 15 and, in any event, each party shall pay the fees of the arbitrator it selects.

       15.4 Rules Governing Arbitration. In all other respects, the arbitration shall be conducted pursuant to the then-existing Commercial Rules of the AAA to the extent such rules are not inconsistent with any provision of this Agreement. Subject to the foregoing, the arbitrators shall determine the scope and extent of permissible discovery, if any.

       15.5 Entry of Award. The award of the arbitrators may be entered as a final judgment by any court of competent jurisdiction.

       15.6      Injunctive Relief.  Notwithstanding the provisions of this
Article 15 to the contrary, each party shall be entitled to seek temporary or preliminary injunctive relief from a court of competent jurisdiction if the failure to immediately obtain injunctive relief will result in irreparable harm to that party. The jurisdiction of the court shall extend only to such relief and any request for permanent injunctive relief shall remain subject to the arbitration provisions of this Agreement.

       15.7 Non-Applicability to Note. Notwithstanding any provision of this Article 15 to the contrary, the provisions of this Article 15 shall expressly not apply to any dispute arising out or relating to the Note.


                                   ARTICLE 16
                                 MISCELLANEOUS

       16.1 Further Instruments. The parties hereto agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions, agreements and covenants contemplated in this Agreement at or prior to the Closing Date.

       16.2 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                 (a)      If to Sellers:

                          To the respective address of such Seller set forth on the signature page hereto executed by such Seller

                          With a copy to Counsel to Sellers:

                          Hunt & Scaramella, P.C.
                          220 Lake Drive East, Suite 105
                          Cherry Hill, New Jersey 08002
                          Attn: H. Thomas Hunt, Esq.
                          Facsimile: (609) 667-4933

                 (b)      If to Purchaser:

                          United Dental Care, Inc.
                          14755 Preston Road
                          Suite 300
                          Dallas, Texas 75240
                          Attn: William H. Wilcox, President
                          Facsimile: (214) 458-7963

                          With a copy to Counsel to Purchaser:

                          Strasburger & Price, L.L.P.
                          901 Main Street, Suite 4300
                          Dallas, Texas 75202
                          Attn: David K. Meyercord, Esq.
                          Facsimile:  (214) 651-4330

Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 14.2.

       16.3 Entire Agreement; Amendments. This Agreement and the documents to be delivered at Closing hereunder set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written agreement executed by Purchaser and Sellers.

       16.4 Binding Effect/Assignability. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Purchaser shall have the right at any time to assign this Agreement to any affiliate of Purchaser without the necessity of seeking the consent of the Sellers; provided, however, that Purchaser shall not be relieved of any obligations as a result of such assignment and that, in addition to Purchaser remaining liable, any such assignee shall assume and become liable for any and all of Purchaser's obligations under this Agreement. None of the Sellers shall be entitled to assign any of their respective rights or obligations under this Agreement; provided, however, that the rights and obligations of a Seller may be assigned by operation of law or may be assigned to an individual retirement account, pension plan, trust or other entity under the control of such Seller but any such assignment shall not relieve or release such Seller of any obligations hereunder as a result of such assignment and that, in addition to such Seller remaining liable, any such assignee shall assume and become liable for any and all of such Seller's obligations under this Agreement. In connection with any such assignment, a Seller may transfer all or any portion of the Shares owned by the Seller and thereby effect an assignment on the basis specified above.

       16.5 Exhibits/Schedules. All Exhibits and Schedules referenced in this Agreement are incorporated herein by reference and shall constitute a part of this Agreement.

       16.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof with the remaining provisions remaining in full force and effect and not affected by the illegal, invalid or unenforceable provision or by severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

       16.7 Headings/Captions. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

       16.8 Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. Except as expressly limited by this Agreement, the parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

       16.9 Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, or in the event legal counsel is consulted in the event of any such breach or in anticipation of any such prospective legal action, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute. A party shall be deemed to be a "prevailing party" under this Section only if:

                 (a) the judgment or award against it is equal to or less than eighty percent (80%) of that party's written settlement offer; or,

                 (b) the judgment or award in its favor is equal to or greater than one hundred and twenty percent (120%) of that party's written settlement demand.

The party responsible for attorneys' fees and costs under this provision shall only be responsible for those attorney's fees and costs incurred from a point in time commencing twenty (20) days after receipt of the offer or demand of settlement under (a) or (b) above. Adjudication of a party's entitlement to counsel fees shall be by way of a non-jury proceeding following adjudication of the underlying action.

       16.10 Coordination with OraCare DPO Agreement and OraCare PA Agreement. Purchaser and Sellers agree that the consummation of the transactions contemplated by this Agreement shall constitute a condition precedent to the obligations of the Sellers and the Purchaser under the OraCare DPO Agreement and the OraCare PA Agreement. For such purpose, the Sellers as the Sellers and Purchaser as the Purchaser under the OraCare DPO Agreement and the OraCare PA Agreement agree that such agreements shall be deemed to be amended and supplemented to add the provisions of to Section 15.10 as an additional condition precedent to the obligations of the parties thereto notwithstanding any provision of such agreements to the contrary.

       16.11     Time.  Time is of the essence under this Agreement.

       16.12 Governing Law. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of New Jersey.

       16.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first set forth above.

PURCHASER:                                 SELLERS:

UNITED DENTAL CARE, INC.
                                           /s/ FRANK A. PETTISANI
                                           ------------------------------------
By: /s/ WILLIAM H. WILCOX                  Frank A. Pettisani, D.D.S.
   ----------------------------------      Address:2720 Landis Avenue
    William H. Wilcox, President                   Vineland, N.J. 08360

COMPANY:
                                           /s/ LISA M. MAZZONE
                                           ------------------------------------
OraCare Consultants, Inc.                  Lisa M. Mazzone
By: /s/ LISA M. MAZZONE                    Address:4 Bromlen Ct
   ----------------------------------              Sturbridge Woods
Its: President                                     Vorhees, N.J. 08043
    ---------------------------------
Address:  8000 Sagemore Drive
          Suite 8302
          Marlton, N.J. 08053

                                           /s/ FRANK A. PETTISANI, JR.
                                           ------------------------------------
                                           Frank A. Pettisani, Jr., D.D.S.
                                           Address:2203 East Drive
                                                   Crown Key
                                                   Ventor, N.J. 08406



                                           /s/ CHARLES A. COSTA
                                           ------------------------------------
                                           Charles A. Costa
                                           Address:121 Poplar Street
                                                   Hammonton, N.J. 08037


                                           /s/ DONNA COSTA
                                           ------------------------------------
                                           Donna Costa
                                           Address:121 Poplar Street
                                                   Hammonton, N.J. 08037

                                   EXHIBIT A

                         SHARE OF OWNERSHIP OF SELLERS




                                           Number of
                                             Shares            Percentage
                                           ----------          ----------
Frank A. Pettisani, D.D.S.                    440                   44%
Lisa M. Mazzone                               250                   25
Frank A. Pettisani, Jr., D.D.S.               150                   15
Charles A. Costa                              130                   13
Donna Costa                                    30                    3

                                            -----                  ---
                 TOTAL:                     1,000                  100




             Shareholder                  Cash Portion of the Purchase Price
             -----------
 Frank A. Pettisani, Sr.                                $
                                                         ------
 Lisa M. Mazzone
                                                         ------
 Frank A. Pettisani, Jr.
                                                         ------
 Charles A. Costa
                                                         ------
 Donna Costs
                                                         ------


                                   EXHIBIT B

         For the purposes of Section 2.3 of the Stock Purchase Agreement, the following definitions shall apply in determining the Combined Earnings of the Company. The overall intent of the following definitions is to define the Combined Earnings of the Company as the earnings before interest, income taxes, depreciation and amortization for all Dental Business conducted by the Purchaser and its direct and indirect subsidiaries, including, without limitation, Oracare Consultants, Inc., Oracare DPO, Inc. and Oracare Dental Associates, P.A. (collectively "Oracare") in the States of New Jersey and Pennsylvania.

         A. "Combined Earnings of the Company" shall mean the Revenues less Dental Expenses and less Selling, General and Administrative Costs, but before any reduction for interest expense, depreciation, amortization or income taxes.

         B. "Revenues" shall mean the sum of all revenues received with respect to Dental Business conducted by the Purchaser and its direct or indirect subsidiaries, including, without limitation, Oracare, in the States of New Jersey and Pennsylvania.

         C. "Dental Expenses" shall mean the dental service expenses paid to dental providers with respect to the Dental Business of the Purchaser and its direct or indirect subsidiaries, including, without limitation, Oracare, conducted in the States of New Jersey and Pennsylvania (less the dental service expenses actually paid to the dental practices managed by the Purchaser and its subsidiaries, i.e., the usual elimination entry for consolidation purposes) plus all operating costs of the dental practices managed by the Purchasers and its subsidiaries in the States of New Jersey and Pennsylvania.

         D. "Selling, General and Administrative Costs" shall mean all direct costs of the Dental Business conducted by the Purchaser and its direct or indirect subsidiaries, including, without limitation, Oracare, in the States of New Jersey and Pennsylvania and all of the direct costs of the dental practice business managed by the Purchaser and its subsidiaries in the States of New Jersey and Pennsylvania including, without limitation, premium, excise and franchise (but not income) taxes, brokerage commissions, employee compensation, rent and telephone expense. In the event that certain existing operations of Oracare are relocated from New Jersey to Dallas (such as accounting and accounts payable) the costs to be counted as part of the Selling, General and Administrative Costs shall be the year-to- date actual cost of such activities before relocation plus, for each month thereafter of the applicable measurement period, a fixed amount per month equal to the average of the actual cost of such activities in the last twelve months prior to such change as performed in New Jersey or Pennsylvania prior to such relocation.

         E. "Dental Business" shall mean all business relating to the ownership and operation of prepaid dental plans, the management of dental practices, the dental indemnity insurance business, the operation of a dental preferred provider organization or any other business related in any way to the provision of dental health care benefits or services in the States of New Jersey or Pennsylvania.

         F. All determination relating to the Combined Earnings of the Company shall be made on an accrual basis in accordance with generally accepted accounting principles.

         G. In the event that any goods and services are rendered or sold by an affiliate of the Purchaser in relation to the Dental Business conducted in the States of New Jersey and Pennsylvania, such goods and services shall be for consideration equivalent to that which could be obtained from an unaffiliated third party in an arms-length transaction and the costs of such goods and services will be included in Selling, General and Administration Costs. Purchaser agrees that the expenses utilized for the purposes of the calculation of the Combined Earnings of the Company shall not include any management, consulting or similar fee paid to the Purchaser, or any affiliate of the Purchaser, other than expenses relating to certain existing operations relocated from New Jersey to Dallas to be accounted for as specified in Paragraph D above.

         H. Purchaser shall not make any charge for a cost or expense to the Dental Business in the States of New Jersey and Pennsylvania for (a) any expenses incurred by Purchaser in connection with the acquisition of Oracare,
(b) any cost unrelated to the operation of the Dental Business in the States of New Jersey and Pennsylvania, (c) any component of general or administrative overhead calculated on the basis of costs incurred by the Purchaser and its affiliates.

         I. Dental Expenses and Selling, General and Administrative Costs shall be accounted for on the basis of the categories/item as shown on Exhibit A attached hereto.

         J. In the event that Purchaser, directly or indirectly, acquires any other entity engaged in the Dental Business in the States of New Jersey and Pennsylvania (or the assets of any such business) it is agreed and understood that the earnings of such entity determined for a twelve month period ending as of the month preceding the month in which such acquisition occurs shall be added to the "base" earnings amount which must be exceeded for the respective year relating to each Additional Payment; and the actual results of the operations of such entity (or assets) from the beginning of the respective year shall be included in determining the Combined Earnings of the Company for the year in which the acquisition occurs and each year thereafter with respect to which an Additional Payment is payable. Notwithstanding the foregoing, in the event the Purchaser acquires any entity or the assets thereof engaged in the Dental Business in the States of New Jersey and Pennsylvania, which has negative earnings for the twelve month period prior to the date of the acquisition, then no adjustment shall be made for the purposes of determining the base earnings used in calculating an additional payment and the results of operations for such entity shall not be included in determining the Combined Earnings of the Company until and including the first calendar month as such entity (or as such) has positive earnings.

         K. In the event that the Purchaser disposes of all or substantially all of any line of business constituting a part of the Dental Business engaged in the States of New Jersey and Pennsylvania of Oracare (or the assets thereof) prior to consummation of the Stock Purchase Agreement at any time prior to December 31, 1998, it is agreed and understood that the earnings of such line of business for the twelve month period ending as of the end of month preceding the month in which such disposition occurs shall be deducted from the base earnings used for determining the Additional Payment; and the actual results of operations of such line of business from the beginning of the respective year in which the disposition occurs shall not be included in determining the Combined Earnings of the Company for the year in which the disposition occurs and each year thereafter with respect to which an Additional Payment is made.

         L. Purchaser agrees that, until all Additional Payments have been made, the Purchaser and the Company shall provide each Seller with the following information at the same time such information becomes available to
Purchaser: (i) quarterly financial statements of Oracare; (ii) annual financial statements of Oracare; (iii) notice of any material claims or allegations against Oracare; (iv) notice of any events, conditions, acts, facts or omissions which might be reasonably expected to have a material adverse effect on the assets, properties, conditions (financial or otherwise), operating results or prospects of Oracare.

                                   EXHIBIT D

                         RELEASE/RESIGNATION AGREEMENT


         This Release Agreement (the "Release") is executed as of
_______________, 1996, by Frank A. Pettisani, D.D.S., Lisa M. Mazzone, Frank A. Pettisani, Jr., D.D.S., Charles A. Costa and Donna Costa.

                                    RECITALS

         WHEREAS, Frank A. Pettisani, D.D.S., Lisa M. Mazzone, Frank A. Pettisani, Jr., D.D.S., Charles A. Costa, and Donna Costa (collectively, the "Sellers") are parties to that certain Stock Purchase Agreement dated as of September __, 1996 (the "Stock Purchase Agreements"), pursuant to which United Dental Care, Inc., a Delaware corporation (the "Company"), purchased all of the issued and outstanding shares of capital stock of OraCare Consultants, Inc., a New Jersey corporation ("OraCare") and OraCare DPO, Inc., a New Jersey corporation ("OraCare DPO"); and

         WHEREAS, the Sellers were the owners of all the capital stock of OraCare and OraCare DPO and are executing this Release pursuant to the Stock Purchase Agreement as a part of the consideration thereunder;

         NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES and the terms and conditions hereof and other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Release. Subject to the provisions of Section 2 hereof, each Seller hereby unconditionally and irrevocably releases and forever discharges the Company, OraCare, Oracare DPO, OraCare Dental Associates, Inc., a New Jersey professional association ("OraCare PA"), their respective direct or indirect subsidiaries (the "Subsidiaries") and their respective stockholders, directors, officers, employees, successors and assigns of and from any and all rights, claims, demands, judgments, obligations, liabilities, damages, losses, attorney's fees, costs, expenses, actions, causes of action, and controversies of any kind whatsoever, whether at law or in equity, statutory or common law, accrued or unaccrued, fixed or contingent, asserted or unasserted, known or unknown, relating to the Company or OraCare or OraCare DPO or OraCare PA which ever existed, now exist or may hereafter exist, by reason of any tort, breach of contract, violation of law, act or failure to act, or any other matter or thing which shall have occurred at or prior to the date of this Release including, without limitation, any contractual or other obligation, loan, debt or liability of any kind owed to the Seller by the Company or OraCare on the date of this Release. The parties hereto expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right released hereby shall have been known or anticipated by the parties hereto. Notwithstanding the foregoing or anything herein to the contrary, however, nothing herein is intended to release or limit in any manner the rights or obligations of any party with respect to the exceptions stated in Paragraph 2 hereof.

         2. Exception. Notwithstanding anything herein to the contrary, the release stated in Section 1 hereof shall not apply to any rights which a Seller holds, or to any obligations which the Company or OraCare has to a Seller arising under, by reason of, or incident to (i) the Stock Purchase Agreements,
(ii) the Stock Purchase Agreement between Purchaser and Frank A. Pettisani, D.D.S. regarding the purchase of all the capital stock of OraCare PA and (iii) any employment or other agreements between a Seller and the Purchaser or OraCare or Oracare PA in connection with the transactions contemplated by the Stock Purchase Agreement.

         3. Resignations. Each Seller hereby resigns his position as a director of OraCare, Oracare DPO and Oracare PA effective immediately as of the date of this Release.

         4. Miscellaneous Provisions.

            (a) Invalid Provisions. If any provision of this Release is held to be illegal, invalid or unenforceable under laws now or hereafter in effect, such provision shall be fully severable; this Release shall be construed and enforced as if such provision had never comprised a part hereof; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Release. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Release a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable.

            (b) Survival. The provisions of this Release shall survive the consummation of the transactions contemplated by the Stock Purchase Agreement, and shall continue in full force and effect thereafter.

            (c) Binding Effect. The provisions of this Release shall apply to and be binding upon the Sellers and their respective successors, assigns, heirs, executors and legal representatives.

            (d) Number and Gender. Whenever the singular number is used herein, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

            (e) Waivers. No waiver of any provision hereof shall be valid or enforceable unless such waiver is in writing and signed by the party hereto giving such waiver.

            (f) Intent of the Parties. The purpose and intent of this Release is the termination and discharge of all disputes, controversies, claims, debts and causes of action which exist or could exist as of the date hereof between the Company and/or OraCare and/or the Subsidiaries and a Seller, except as otherwise specifically provided in Section 2 hereof, and this Release shall be interpreted and construed broadly so as to accomplish such purpose and intent.

           (g) Acknowledgment. The Sellers acknowledge that each of them has read and fully understands all of the provisions of the Release, and recognize and acknowledge that such Release is a general release by each such party of all claims against the Company, OraCare, Oracare DPO and Oracare PA and the Subsidiaries subject only to the exception stated in Section 2 hereof.

           (h) Counterparts. This Release may be executed in two or more counterparts, each of which shall be an original, but which together shall constitute one with the same agreement.

         Notwithstanding anything herein to the contrary, nothing herein shall affect, limit, or modify in any way the representations and warranties or other agreements and covenants of the Sellers or the Company contained in the Stock Purchase Agreement.

         IN WITNESS WHEREOF, the Sellers have executed this Release as of the day and year first above written.


- ------------------------------         ------------------------------
FRANK A. PETTISANI, D.D.S.             LISA M. MAZZONE



- ------------------------------         ------------------------------
FRANK A. PETTISANI, JR., D.D.S.        CHARLES A. COSTA



- ------------------------------
DONNA COSTA

                                  EXHIBIT E-1

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made as of __________, 1996 (the "Effective Date"), by and between OraCare Consultants, Inc., a New Jersey corporation acting by and through its hereunto duly authorized officer (the "Company"), and Charles A. Costa (the "Executive").

         WHEREAS, the Company desires to employ the Executive and the Executive is willing to render his services to the Company on the terms and conditions with respect to such employment hereinafter set forth;

         NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

         2. Exclusive Services. The Executive shall devote his full working time, ability and attention exclusively to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation or organization whether for compensation or otherwise, without the prior knowledge and consent of the Board of Directors of the Company.

         3. Duties. The Executive is hereby employed by the Company as Vice President of Operations, New Jersey with responsibilities as the manager of its dental practice management business and shall render his services at the principal business offices of the Company located in the State of New Jersey, as such may be located from time to time, unless otherwise agreed between the Board of Directors of the Company (the "Board") and the Executive. The Executive shall have such authority and shall perform such duties as are specified by the President of the Company; subject, however, to such limitations, instructions, directions, and control as the Board may specify from time to time in its sole discretion.

         4. Term. This Agreement shall have a term commencing as of the Effective Date and ending December 31, 1998, subject to earlier termination as hereinafter provided.

         5. Compensation. As compensation for his services rendered under this Agreement, the Executive shall be entitled to receive the following:

                  (a) Basic Salary. The Executive shall initially be paid a base annual salary of One Hundred Forty Thousand and No/100 Dollars ($140,000) per year, payable in installments on the regular payroll dates of the Company during the term of this Agreement, prorated for any partial employment month. Such basic annual salary shall be subject to increase from time to time as authorized by the Board in its sole discretion.

                  (b) Incentive Bonus. It is understood that the contemplated primary area of responsibility of the Executive shall be to supervise the dental practice management business of the Company. Executive shall be entitled to earn an incentive bonus with respect to such business on the following basis:

                           (i) In the event that the net income (before any
                  reduction for interest expense depreciation amortization or income taxes) of the Company relating to its dental practice management business in the State of New Jersey for the calendar year ended December 31, 1997 is equal to or in excess of $2,925,000 then the Executive shall be entitled to a bonus of $35,000 and, in the event such net income of the Company is equal to or in excess of $3,158,000, the Executive shall be entitled to an additional bonus of $35,000; and

                           (ii) Such bonus, if any, shall be payable on or
                  before March 31, 1988 in a lump-sum cash payment.

         On or before January 1 of each year thereafter, the Company shall determine the basis on which the Executive shall be entitled to receive an incentive bonus with respect to such calendar year permitting the Executive to receive a maximum incentive bonus of up to $70,000 based on improved financial results of its dental practice management business over the prior calendar year.

                  (c) Additional Compensation. The Executive shall be paid such additional compensation and bonuses, if any, as may be determined in the sole discretion of the Board.

         6. Benefits. In addition to the compensation to be paid to the Executive pursuant to Paragraph 4 hereof, the Executive shall further be included in any hospital, surgical, and medical benefit plan, any group term life insurance policy, any pension or profit sharing plan, and all other benefits which may be extended from time to time to employees of the Company generally by the Board in its sole discretion. The Executive shall be entitled to a car allowance of not less than $250 per month.

         7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Company acting by and through the President of the Company and/or the Board, the Company shall reimburse the Executive on a monthly basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

         8. Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:

                  (a) that he shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company including but not limited to the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical data, records, compilations of information, processes, and specifications relating to its customers, suppliers, products and services;

                  (b) that he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment; and

                  (c) that he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

         All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Board.

         Provided, however, that "confidential information" shall not include information regarding customers, suppliers, technical data, processes and specifications which are generally known in the industry or are already in the public domain other than through a breach of this provision by Executive or another person in violation of a duty of confidentiality owed to the Company.

         9. Non-Competition. The Executive covenants and agrees that, during the period of his employment, and so long as any severance payments are being made hereunder, he shall not, without the prior written consent of the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than two percent (2%) of any class of outstanding securities) or in any other representative or individual capacity, engage in any business or render any services to any business that is in competition in any manner whatsoever with the business of the Company.

         10. Remedies for Breach of Covenants of the Executive. The covenants set forth in Paragraphs 8 and 9 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of his employment with the Company for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and the injunctive relief shall be available to prevent to the breach or any threatened breach thereof.

         11. Termination. This Agreement may be terminated upon the occurrence of any one of the following events:

                  (a) Voluntary. The Executive may terminate this Agreement and his employment at any time during the term of this Agreement by giving ninety (90) days prior written notice of termination to the Board.

                  (b) Involuntary Without Cause. The Board, without cause, may terminate this Agreement at any time during the term of this Agreement upon ninety (90) days prior written notice to the Executive.

                  (c) Involuntary with Cause. The Board may, upon written notice effective immediately, terminate this Agreement at any time during the term of this Agreement if any one of the following conditions exist:

                           (1) If the Executive becomes disabled for a period
                  of more than thirty (30) consecutive days;

                           (2) If the Executive for reasons other than illness
                  or injury absents himself from his duties without the consent of the Board for more than ten (10) consecutive days;

                           (3) If the Executive should die (effective on the
                  date of death);

                           (4) If the Executive should be convicted of a crime
                  punishable by imprisonment; and

                           (5) If the Executive should willfully breach or
                  habitually neglect his duties which he is required to perform under this Agreement or otherwise fail to comply with the terms and conditions of this Agreement specifically including, but not limited to, the covenants set forth in Paragraphs 8 and 9 hereof.

In the event of the termination of this Agreement by either party prior to the expiration of the term of this Agreement, the Executive shall be entitled to compensation earned by him prior to the date of termination as provided herein with any incentive bonus computed on a pro rata basis to and including such date of termination. In addition, in the event the Company terminates this Agreement without cause pursuant to Paragraph 11(b) above, the Executive shall be entitled to receive a severance payment as liquidated damages for, and in lieu of, any and all damages which he may incur as a result of such termination in an amount equal to his base salary then in effect which otherwise would have been payable over the remaining term of this Agreement (payable in installments on the regular payroll dates of the Company). In addition, the Company shall continue the health benefits of the Executive during the period such severance payments are being made. The Executive shall be entitled to no further compensation as of the date of termination under this Agreement. Any termination of this Agreement shall be without prejudice to any right or remedy to which the terminating party may be entitled either at law, in equity, or under this Agreement.

         12. Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express) or (iii) delivery the same personally to such other party(ies). Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery.

                  (a) If to the Company:

                      OraCare Consultants, Inc.
                      14755 Preston Road
                      Suite 300
                      Dallas, Texas  75240
                      Attention:  President
                      Facsimile:  (214) 458-7963

                  (b) If to the Executive:

                      Charles A. Costa
                      121 Poplar St.
                      Hammonton, New Jersey 08037

Either party may change its address for notice by giving notice in accordance with the terms of this Paragraph 12.

         13. General Provisions.

                  (a) Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  (b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance hereof. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

                  (c) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

                  (d) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive.

                  (e) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

                  (f) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first written above.


COMPANY:                               EXECUTIVE:

OraCare Consultants, Inc.
A New Jersey Corporation



By:
   ------------------------------      ------------------------------
   Its                                 Charles A. Costa
      ---------------------------

                            GUARANTEE OF PERFORMANCE

         United Dental Care, Inc., a Delaware corporation and the parent corporation of the Company, hereby absolutely and unconditionally guarantees the performance by the Company of all its obligations and responsibilities under the foregoing Employment Agreement.

                                       UNITED DENTAL CARE, INC.
                                       A Delaware Corporation


                                       By:
                                          ------------------------------
                                          Mark E. Pape
                                          Senior Vice President

                                  Exhibit E-2

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made as of __________, 1996 (the "Effective Date"), by and between OraCare Consultants, Inc., a New Jersey corporation acting by and through its hereunto duly authorized officer (the "Company"), and Ronald Mazzone (the "Executive").

         WHEREAS, the Company desires to employ the Executive and the Executive is willing to render his services to the Company on the terms and conditions with respect to such employment hereinafter set forth;

         NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

         2. Exclusive Services. The Executive shall devote his full working time, ability and attention exclusively to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation or organization whether for compensation or otherwise, without the prior knowledge and consent of the Board of Directors of the Company.

         3. Duties. The Executive is hereby employed by the Company as the Sales Director of the Company with responsibility for the marketing of its prepaid dental plan business. The Executive shall render his services at the principal business offices of the Company located in the State of New Jersey, as such may be located from time to time, unless otherwise agreed between the Board of Directors of the Company (the "Board") and the Executive. It is understood that, unless otherwise agreed between the Company and the Executive, the Executive is not responsible for the marketing of the Medicate/Medicare business of the Company unless otherwise agreed between the Company and the Executive. The Executive shall have such authority and shall perform such duties as are specified by the President of the Company; subject, however, to such limitations, instructions, directions, and control as the Board may specify from time to time in its sole discretion.

         4. Term. This Agreement shall have a term commencing as of the Effective Date and ending December 31, 1998, subject to earlier termination as hereinafter provided.

         5. Compensation. As compensation for his services rendered under this Agreement, the Executive shall be entitled to receive the following:

                  (a) Basic Salary. The Executive shall initially be paid a base annual salary of Sixty-One Thousand and No/100 Dollars ($61,000) per year, payable in semi-monthly installments on the regular payroll dates of each month for the Company during the term of this Agreement, prorated for any partial employment month. Such basic annual salary shall be subject to increase from time to time as authorized by the Board in its sole discretion.

                  (b) Incentive Compensation. In addition to his base annual salary, the Executive shall be entitled to receive incentive compensation as follows:

                           (i) Commissions. The Executive shall be entitled to
                  receive a commission equal to four percent (4%) of the premiums actually paid and received by the Company on commercial prepaid dental plan accounts (excluding Medicaid and Medicare) which were originated by the Executive; provided, however, that the maximum amount of such commissions payable with respect to a single calendar year shall be limited to and not exceed $200,000 in the aggregate. Such commissions shall include all new and renewed business. Such commissions shall be payable on a monthly basis within ten (10) days after the end of each calendar month based on premiums paid to and received by the Company in such calendar month.

                           (ii) Additional Bonus. The Executive shall also be
                  entitled to receive a bonus in the amount of $150.00 for each dentist which the Executive successfully recruits at the request of the Company as a dental provider for the prepaid dental plans of the Company and its affiliates. Such bonus shall be payable within ten (10) days after the end of the calendar month in which the contract between the respective dental provider and the Company is executed.

                  (c) Additional Compensation. The Executive shall be paid such additional compensation and bonuses, if any, as may be determined in the sole discretion of the Board.

         6. Benefits. In addition to the compensation to be paid to the Executive pursuant to Paragraph 5 hereof, the Executive shall further be included in any hospital, surgical, and medical benefit plan, any group term life insurance policy, any pension or profit sharing plan, and all other benefits which may be extended from time to time to employees of the Company generally by the Board in its sole discretion. The Executive shall be entitled to a car allowance of not less than $250 per month.

         7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Company acting by and through the President of the Company and/or the Board, the Company shall reimburse the Executive on a monthly basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

         8. Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:

                  (a) that he shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company including but not limited to the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical data, records, compilations of information, processes, and specifications relating to its customers, suppliers, products and services;

                  (b) that he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment; and

                  (c) that he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

         All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Board.

         Provided, however, that "confidential information" shall not include information regarding customers, suppliers, technical data, processes and specifications which are generally known in the industry or are already in the public domain other than through a breach of this provision by Executive or another person in violation of a duty of confidentiality owed to the Company.

         9. Non-Competition.

                  (a) The Executive covenants and agrees that, during the period of his employment, he shall not, without the prior written consent of the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than two percent (2%) of any class of outstanding securities) or in any other representative or individual capacity, engage in any business or render any services to any business that is in competition in any manner whatsoever with the business of the Company.

                  (b) In addition, after termination of this Agreement, the Executive covenants and agrees that, for a period of one year, he shall not, directly or indirectly, as an employee, agent, consultant, owner, principal, partner, shareholder or officer engage in any business which calls upon, solicits, diverts or takes away any customer or customers of the Company in the State of New Jersey for the purpose of selling or attempting to sell any of such customers any prepaid dental plan products or any other products or services similar to the products and services then being sold by the Company and its affiliates.

         10. Remedies for Breach of Covenants of the Executive. The covenants set forth in Paragraphs 8 and 9 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of his employment with the Company for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and the injunctive relief shall be available to prevent to the breach or any threatened breach thereof.

         11. Termination. This Agreement may be terminated upon the occurrence of any one of the following events:

                  (a) Voluntary. The Executive may terminate this Agreement and his employment at any time during the term of this Agreement by giving ninety (90) days prior written notice of termination to the Board.

                  (b) Involuntary Without Cause. The Board, without cause, may terminate this Agreement at any time during the term of this Agreement upon ninety (90) days prior written notice to the Executive.

                  (c) Involuntary with Cause. The Board may, upon written notice effective immediately, terminate this Agreement at any time during the term of this Agreement if any one of the following conditions exist:

                           (i) If the Executive becomes disabled for a period
                  of more than thirty (30) consecutive days;

                           (ii) If the Executive for reasons other than illness
                  or injury absents himself from his duties without the consent of the Board for more than ten (10) consecutive days;

                           (iii) If the Executive should die (effective on the
                  date of death);

                           (iv) If the Executive should be convicted of a crime
                  punishable by imprisonment; and

                           (v) If the Executive should willfully breach or
                  habitually neglect his duties which he is required to perform under this Agreement or otherwise fail to comply with the terms and conditions of this Agreement specifically including, but not limited to, the covenants set forth in Paragraphs 8 and 9 hereof.

In the event of the termination of this Agreement by either party prior to the expiration of the term of this Agreement, the Executive shall be entitled to compensation earned by him prior to the date of termination as provided herein to and including such date of termination. In addition to the foregoing, so long as the Executive complies with the provisions of Section 9(b) of this Agreement and the termination of this Agreement was "without cause," under
Section 11(b) of this Agreement, then the Executive shall be entitled to be paid as a severance payment for liquidated damages for, and in lieu of, any and all damages which he may incur as a result of such termination (i) an amount equal to his base salary which otherwise would have been payable over the greater of: (a) one year after the date of termination or (b) the remaining term of this Agreement (payable in installments on the regular payroll dates of the Company) and (ii) all commission income to which the Executive would have been entitled under Section 4(b) above if his employment had not been terminated with respect to premiums paid to and received by the Company during the same period. In addition, the Company shall continue the health benefits of the Executive during the period such severance payments are being made. The Executive shall be entitled to no further compensation as of the date of termination under this Agreement. Any termination of this Agreement shall be without prejudice to any right or remedy to which the terminating party may be entitled either at law, in equity, or under this Agreement.

         12. Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), or (iii) delivery the same personally to such other party(ies). Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; or if by personal delivery, upon such delivery.

                  (a) If to the Company:

                      OraCare Consultants, Inc.
                      14755 Preston Road
                      Suite 300
                      Dallas, Texas  75240
                      Attention:  President
                      Facsimile:  (214) 458-7963

                  (b) If to the Executive:

                      Ron Mazzone
                      4 Bromley Ct.
                      Sturbridge Woods
                      Vorhees, N.J. 08043

Either party may change its address for notice by giving notice in accordance with the terms of this Paragraph 12.

         13. General Provisions.

                  (a) Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  (b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance hereof. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

                  (c) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

                  (d) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive.

                  (e) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

                  (f) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first written above.


COMPANY:                               EXECUTIVE:

OraCare Consultants, Inc.
A New Jersey Corporation



By:
   ------------------------------      ------------------------------
Its                                    Ronald Mazzone
    -----------------------------

                            GUARANTEE OF PERFORMANCE

         United Dental Care, Inc., a Delaware corporation and the parent corporation of the Company, hereby absolutely and unconditionally guarantees the performance by the Company of all its obligations and responsibilities under the foregoing Employment Agreement.

                                       UNITED DENTAL CARE, INC.
                                       A Delaware Corporation


                                       By:
                                          ------------------------------
                                          Mark E. Pape
                                          Senior Vice President

                                   EXHIBIT F


                         POST-CLOSING ESCROW AGREEMENT


         This Post-Closing Escrow Agreement (the "Agreement") is made as of the _______ day of ________, 1996 among Frank A. Pettisani, D.D.S., Lisa M. Mazzone, Frank A. Pettisani, Jr., D.D.S., Charles A. Costa, and Donna Costa (collectively referred to herein as the "Sellers"), United Dental Care, Inc., a Delaware corporation ("Purchaser"), and Prudential Securities (the "Escrow Agent").

         WHEREAS, Purchaser, Sellers, OraCare Consultants, Inc., a New Jersey corporation (the "Company") entered into a Stock Purchase Agreement, dated as of September ___, 1996 (the "Stock Purchase Agreement"), providing for the sale of all of the issued and outstanding shares of capital stock of the Company by Sellers to Purchaser; and

         WHEREAS, pursuant to the Stock Purchase Agreement, Sellers agreed to place the sum of Five Hundred Thousand Dollars ($500,000) of the Purchase Price paid to Sellers in escrow for the purposes hereinafter set forth upon the consummation of the transactions contemplated by the Stock Purchase Agreement; and

         WHEREAS, the transactions contemplated by Stock Purchase Agreement have been consummated on the date hereof and the parties desire to effectuate the provisions of the Stock Purchase Agreement with respect to such post-closing escrow fund;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions of the Reorganization Agreement hereof, the parties hereby agree as follows:

         1. Escrow Money. Simultaneously with the execution of this Agreement, Sellers have deposited with the Escrow Agent the sum of Five Hundred Thousand Dollars ($500,000) (the "Escrow Money") which constitutes a portion of the purchase price paid to the Sellers pursuant to the Stock Purchase Agreement. The respective interests of the Sellers in the Escrow Money as of the date of this Agreement shall be according to the same ownership percentages of the outstanding shares of capital stock of the Company shown on Exhibit A to the Stock Purchase Agreement. The receipt of the deposit of the Escrow Money is hereby acknowledged by the Escrow Agent by its execution hereof.

         2. Escrow Account. The Escrow Money shall be held in escrow by the Escrow Agent pursuant to the terms and conditions of this Agreement. Upon receipt of the Escrow Money, the Escrow Agent shall place the Escrow Money into any money market mutual fund rated AAA or higher by Standard and Poor's or Moody's, treasury bills or other instruments selected in writing by Sellers with a maturity date not in excess of ninety (90) days under the following terms and conditions: (i) under the names of Sellers in proportion to their respective interests in the Escrow Money as set forth in Section 1 above and (ii) under the social security numbers of Sellers. It is understood and agreed that the Escrow Agent will be issuing a 1099 INT Statement to each Seller and the Internal Revenue Service. Sellers shall have the responsibility as to any 1099 INT reporting thereof. The Escrow Money shall at all times be held in a separate account and shall only be delivered pursuant to the terms and conditions of this Agreement.

         3. Terms of Escrow. The Escrow Money shall be held as a fund available to satisfy any obligations of Sellers to Purchaser which may arise under
Section 11.2(a) of the Stock Purchase Agreement in the manner set forth below:

                  (a) In the event that Purchaser shall assert a claim or claims against Purchaser arising out of or relating to any matter with respect to which Purchaser asserts that it is entitled to be indemnified by Sellers pursuant to Section 11.2(a) of the Stock Purchase Agreement (collectively, the "Claims"; singularly a "Claim"), Purchaser shall furnish written notice of the Claim (the "Notice of Claim") to Sellers and the Escrow Agent on or before the day preceding the second anniversary of the Effective Date of the Merger (the "Release Date"). The Notice of Claim: (i) shall state in reasonable detail the nature of Sellers' alleged liability; (ii) shall state the amount of the payment that Purchaser claims it is entitled to receive from the Escrow Money based upon Purchaser's estimate of the potential loss; and (iii) shall further provide a particularized statement explaining the basis for such estimate. Sellers shall have thirty (30) days after receipt of the Notice of Claim in which to advise the Escrow Agent and Purchaser that it disputes the Claim by delivering written notice of Sellers' dispute ("the Notice of Dispute") to the Escrow Agent and Purchaser. The Notice of Dispute may contest all or any portion of the Notice of Claim based on a dispute concerning the existence of a Claim, Sellers' liability, the estimated amount of the alleged loss or any other related matter.

                  (b) If Sellers fail to deliver a Notice of Dispute within such thirty (30) day period, Sellers shall be deemed to have been acknowledged that Purchaser is entitled to payment as set forth in the Notice of Claim and shall be deemed to have directed the Escrow Agent to disburse such payment (the "Claim Payment") to Purchaser. In the event a Notice of Dispute is timely delivered, then the undisputed portion of the Claim, if any (the "Undisputed Claim Payment"), shall be promptly disbursed to Purchaser and only the sum that is subject to a dispute shall be held by the Escrow Agent until the Claim is resolved; provided, however, that any Claim which is based upon the assertion or threat of a third party claim against Purchaser shall be conclusively deemed to be resolved two (2) years after the Notice of Claim is delivered unless litigation, arbitration, assessment or some other formal proceeding is commenced against Purchaser within that two
         (2) year period. If such a formal proceeding is not commenced within such two (2) year period, then the Claim shall be deemed abandoned and of no further force and effect for purposes of this Agreement. In the event a formal proceeding is commenced within the two (2) year period, then the resolution of the Claim will occur only upon the resolution of such proceeding and any related appellate proceedings.

                  (c) Subject to Sellers' right to dispute a Claim, once a Notice of Claim is delivered to the Escrow Agent, the Escrow Agent shall not permit the Escrow Money to be reduced by disbursement to Sellers to an amount which is less than the difference between the aggregate dollar amount of each Claim for which a Notice of Claim was delivered on or prior to the Release Date in accordance with the terms of Section 3(a) above less the amount of $75,000 (unless such claim is not subject to the Threshold limitation as specified in Section 11.4(a) of the Stock Purchase Agreement and such fact is so stated in the Notice of Claim). Furthermore, if the amount of any Claim or the aggregate amount of any Claims should ever exceed the sum of $75,000 plus the amount of the Escrow Money, then no portion of the Escrow Money shall be disbursed pursuant to Section 3(d) below, during such time that such a deficit exists.

                  (d) On the six (6) month anniversary after the Effective Date, following the payment of all fees and expenses due to Escrow Agent, the Escrow Agent shall unconditionally disburse to Sellers fifty percent (50%) the Escrow Money (i.e. $250,000) to the extent it exceeds the sum of: (i) the aggregate dollar amount of each Claim previously paid pursuant to the terms of this Agreement and the Stock Purchase Agreement; plus (ii) the aggregate dollar amount of any then existing Claim or Claims for which a Notice of Claim was delivered on or prior to the Release Date in accordance with the terms of Section 3(a) above less the amount of $75,000 (unless such claim is not subject to the Threshold limitation as specified in Section 11.4(a) of the Stock Purchase Agreement and such fact is so stated in the Notice of Claim). The remaining portion of the fifty percent (50%) Escrow Money not distributed, if any, shall continue to be held pursuant to the terms of this Agreement. On the Release Date following payment of all fees and expenses due to the Escrow Agent, the Escrow Agent shall unconditionally disburse to Sellers the Escrow Monies to the extent it exceeds the sum of (i) the aggregate dollar amount of each Claim previously paid pursuant to the terms of this Agreement and the Stock Purchase Agreement; plus (ii) the aggregate dollar amount of any then existing Claim or Claims for which a Notice of Claim has delivered on or prior to the Release Date in accordance with the terms of Section 3(a) above less the amount of $75,000 (unless such Claims not subject to the Threshold limitation as specified in Section 11.4(a) of the Stock Purchase Agreement and such fact is so stated in the Notice of Claim). The remaining portion of the Escrow Money not distributed, if any, shall continue to be held pursuant to the terms of this Agreement and shall be unconditionally disbursed to Sellers (or Purchaser, if appropriate), in one or more disbursements, from time to time, upon final resolution of all Claims involving such funds.

                  (e) Unless delivery is made in person at the Escrow Agent's office or unless the Escrow Agent is properly instructed in writing by Purchaser or Sellers, as the case may be, to make delivery in such other manner, the Escrow Agent shall be deemed to have properly delivered to Purchaser or Sellers, as the case may be, such funds as Purchaser or Sellers are entitled to receive, upon placing the same in United States Mail in a suitable package or envelope, registered or certified mail, return receipt requested, postage prepaid, addressed to the address listed in Section 7 hereof or such other address as may be furnished to the Escrow Agent in writing.

                  (f) Without any notice to or consent by Purchaser, interest, dividends, distributions or other earnings on the Escrow Money shall be released to Sellers by the Escrow Agent on a monthly basis pursuant to the instructions of Sellers or the assigns of the Sellers, both before and after the Release Date.

                  (g) Notwithstanding any other provision hereof which shall direct the release of all or a part of the Escrow Money on a particular date, without the prior written consent of Purchaser and Sellers as to any withdrawal before the Release Date, and without the prior written consent of Sellers as to any withdrawal on or after the Release Date, the Escrow Agent shall not withdraw any investment of the Escrow Money prior to the maturity date of such investment to make a payment to Purchaser or Sellers hereunder if such withdrawal will cause an early withdrawal penalty to be imposed or any loss of income from such withdrawal to occur. If such a penalty would be imposed or any loss of income would occur if the investment were to be withdrawn, the payment of any amounts of the Escrow Money due to Sellers or to Purchaser shall be made as soon as practicable after the maturity date of the investment.

         4. Liability of Escrow Agent. Sellers and Purchaser agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and amenities of the Escrow Agent:

                  (a) The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.

                  (b) The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person executing or depositing the escrow.

                  (c) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

                  (d) Sellers and Purchaser, jointly and severally, agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, demands, liabilities and expenses, including attorney's fees and costs, which may be incurred by the Escrow Agent in connection with the acceptance and performance or non-performance of its duties hereunder, excluding, however, any such liability resulting from its negligence, misconduct or breach of its instructions under this Agreement. In the event the Escrow Agent becomes involved in litigation in connection with this escrow, Sellers and Purchaser, jointly and severally, agree to indemnify and save the Escrow Agent harmless from any and all losses, claims, damages, liabilities and expenses, including attorney's fees and costs, which may be incurred or suffered by Escrow Agent as a result thereof, excluding, however, any such liability resulting from its negligence, misconduct, or breach of its instructions under this Agreement.

                  (e) In the event of any disagreement between any of the parties to this Agreement resulting in adverse claims or demands being made in connection with the Escrow Money, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or doubt exists, and in such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refrain from acting until
         (i) the rights of all the parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudicated and all doubt resolved by agreement among all the interested parties and the Escrow Agent shall have been notified thereof pursuant to written directions duly executed by all such persons.

         5. Compensation of Escrow Agent. The fee for the Escrow Agent in connection with this Agreement shall be paid by Sellers out of interest earned on the Escrow Money.

         6. Non-Waiver. Nothing contained in this Agreement shall be deemed or construed to release or waive any of the rights or obligations of Purchaser or Sellers under the Stock Purchase Agreement, and all rights and remedies of Sellers and Purchaser under this Agreement are cumulative of all other rights which either of them may have under the Stock Purchase Agreement, by law or otherwise.

         7. Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by: (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in United States mail, return receipt requested, (herein referred to as "Mailing"); (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express); (iii) delivering the same personally to such other party(ies); or (iv) except with respect to the Sellers, transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours the following business day.

                  (a) If to Sellers at their respective addresses as reflected in the Stock Purchase Agreement.

                  (b) If to Purchaser:

                      United Dental Care, Inc.
                      14755 Preston Road
                      Suite 300
                      Dallas, Texas  75240
                      Attn:  Mr. William H. Wilcox, President

                  (c) If to the Escrow Agent:

                      Prudential Securities
                      4 Greentree Center

                      Suite 400
                      Marlton, N.J.  08053
                      Attn: Rick Udine
                      Facsimile Number: __________________


Any of the parties hereto may change the address for notices to be sent to it by written notice delivered pursuant to the terms of this section.

         8. Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or agreements other than those contained herein, and no amendments or modifications hereto shall be valid unless made in writing and signed by the parties hereto.

         9. Capitalized Terms. Capitalized terms in this Agreement which are not otherwise defined herein shall have the same meanings as are provided for such terms in the Stock Purchase Agreement.

         10. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

         11. Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. The parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

         12. Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute. A party shall be deemed to be a "prevailing party" under this Section only if:

                  a. the judgment or award against it is equal to or less than eighty percent (80%) of that party's written settlement offer; or

                  b. the judgment or award in its favor is equal to or greater than one hundred and twenty percent (120%) of that party's written settlement demand.

                  The party responsible for attorneys' fees and costs under this provision shall only be responsible for those attorney's fees and costs incurred from a point in time commencing twenty (20) days after receipt of the offer or demand of settlement under (a) or (b) above.

                  Adjudication of a party's entitlement to counsel fees shall be by way of a non-jury proceeding following adjudication of the underlying claim.


         13. Termination. This Agreement shall terminate at such time as all of the Escrow Money shall have been released in accordance with the terms and conditions of this Agreement.

         14. Notification. Escrow Agent by Escrow Agent's execution acknowledges that Escrow Agent has received notification of Purchaser's interest in the Escrow Money.

         15. Resignation and Termination. The Escrow Agent may resign as such by delivering written notice to that effect at least sixty (60) days prior to the effective date of such resignation to Sellers and Purchaser. Upon expiration of such sixty (60) day notice period, the Escrow Agent may deliver the portion of the Escrow Money remaining in its possession to any successor Escrow Agent appointed by Sellers and Purchaser pursuant to this Section 15 or, if no successor Escrow Agent has been appointed, to any court of competent jurisdiction in Phoenix, Arizona, or in accordance with the joint written instructions of Purchaser and Sellers. Purchaser and Sellers, acting jointly, may terminate the Escrow Agent from its position as such by delivering to the Escrow Agent written notice to that effect executed by Purchaser and Sellers at least thirty (30) days prior to the effective date of such termination. In the event of such resignation or termination of the Escrow Agent, a successor Escrow Agent shall be appointed by mutual agreement between Purchaser and Sellers, and the Escrow Agent shall deliver the portion of the Escrow Money remaining in its possession to such successor Escrow Agent. From and after the appointment of a successor Escrow Agent pursuant to this Section 15, all references herein to the Escrow Agent shall be deemed to be to such successor Escrow Agent. The delivery by the Escrow Agent of the Escrow Money hereunder in accordance with the provisions of this Section 15 shall constitute a full and sufficient discharge and acquittance of the Escrow Agent in respect to such sums delivered, and the Escrow Agent shall be entitled to receive releases and discharges therefor. The indemnities in favor of the Escrow Agent contained in this Agreement and the obligations of Purchaser and Sellers under
Section 4 hereof shall survive for the benefit of the Escrow Agent after any resignation or termination.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day herein first written above.

PURCHASER:                             SELLERS:

UNITED DENTAL CARE, INC.
                                       ------------------------------
                                       Frank A. Pettisani, D.D.S.


By:
   ------------------------------      ------------------------------
   William H. Wilcox                   Lisa M. Mazzone
   President

                                       ------------------------------
                                       Frank A. Pettisani, Jr., D.D.S.


ESCROW AGENT:                          ------------------------------
                                       Charles A. Costa
Prudential Securities

                                       ------------------------------
                                       Donna Costa
By:
   ------------------------------
Its:
    -----------------------------